Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

Cimarex Energy Co. et al.,

as Seller,

and

Callon Petroleum Operating Company,

as Buyer

Dated May 23, 2018

ARTICLE 6 SELLER’S REPRESENTATIONS AND WARRANTIES		34
6.1	Existence	34
6.2	Power and Authority	35
6.3	Authorization	35
6.4	Execution and Delivery	35
6.5	Foreign Person	35
6.6	Liabilities for Brokers’ Fees	35
6.7	Liens	35
6.8	Taxes	35
6.9	Litigation	36
6.10	No Notice of Violation	36
6.11	Material Agreement; Notice of Defaults	36
6.12	Production Sales Contracts	37
6.13	Plugging Notices and Demands	37
6.14	Imbalances	37
6.15	Governmental Licenses	37
6.16	Compliance with Laws	37
6.17	Suspense Accounts	37
6.18	Consents and Preferential Rights	37
6.19	Bankruptcy	38
6.20	Wells and Equipment; Personal Property	38
6.21	Non-Consent Operations	38
6.22	Outstanding Capital Commitments; Payout Balances	38

ARTICLE 7 BUYER’S REPRESENTATIONS AND WARRANTIES		39
7.1	Existence	39
7.2	Power and Authority	39
7.3	Authorization	39
7.4	Execution and Delivery	39
7.5	Liabilities for Brokers’ Fees	39
7.6	Litigation	39
7.7	Independent Evaluation	39
7.8	Securities Laws	40
7.9	Qualification	40
7.10	Financial Resources	40

ARTICLE 8 COVENANTS AND AGREEMENTS		40
8.1	Operation Through Closing	40
8.2	Restriction on Operations	41
8.3	Marketing	41
8.4	Notices of Claims	42
8.5	Compliance with Laws	42
8.6	Government Reviews and Filings	42
8.7	Change of Operator	42
8.8	Confidentiality	42

8.9	Required Bonding	42
8.10	Audits and Filings	43
8.11	Exclusive Agreement	44

ARTICLE 9 PERSONNEL		44
9.1	Available and Transferring Employees	44
9.2	Buyer’s Employee Benefit Plans	45
9.3	WARN Act	46
9.4	No Third Party Rights	46

ARTICLE 10 CONDITIONS TO CLOSING		46
10.1	Mutual Conditions	46
10.2	Seller’s Conditions	47
10.3	Buyer’s Conditions	47

ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT		48
11.1	Termination	48
11.2	Liabilities Upon Termination	48

ARTICLE 12 CLOSING		49
12.1	Date of Closing	49
12.2	Closing Obligations	49

ARTICLE 13 POST-CLOSING OBLIGATIONS		50
13.1	Post-Closing Adjustments	50
13.2	Settlement Statement Dispute Resolution	51
13.3	Records	51
13.4	Suspense Accounts	52
13.5	Removal of Name	52
13.6	Further Assurances	52

ARTICLE 14 TAXES		52
14.1	Responsible Party	52
14.2	Transfer Taxes	53
14.3	Tax-Deferred Exchange Option	53
14.4	Allocation of Values	53
14.5	Tax Returns and Reports	53

ARTICLE 15 ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION		54
15.1	Buyer’s Assumption of Liabilities and Obligations	54
15.2	Buyer’s Plugging and Abandonment Obligations	54
15.3	Indemnification	55
15.4	Procedure	57
15.5	No Insurance; Subrogation	58
15.6	Reservation as to Non-Parties	58
15.7	Exclusive Remedy	58

15.8	Waiver of Right to Rescission	58
15.9	Mutual Releases	58

ARTICLE 16 MISCELLANEOUS		59
16.1	Expenses	59
16.2	Notices	59
16.3	Entire Agreement	60
16.4	Amendments	60
16.5	Assignment	60
16.6	Confidentiality of this Agreement	60
16.7	Press Releases and Announcements	61
16.8	Counterparts	61
16.9	Exhibits and Schedules	61
16.10	Remedies, Governing Law and Jurisdiction	61
16.11	Binding Effect	62
16.12	Survival	62
16.13	No Third-Party Beneficiaries	62
16.14	Limitation on Damages	62
16.15	Severability	62
16.16	Knowledge and Reasonable and Good Faith Efforts	62
16.17	Joint and Several Liability	62
16.18	Disclaimers	63
16.19	Waiver of Trade Practices Acts	63

v

SCHEDULES

Disclosure Schedule

Section 4.2	Pending State of Texas Approvals

Section 4.6(b)	Outline of Sale Area

Section 4.10	Consents

Section 4.11	Preferential Purchase Rights

Section 5.3	Disclosed Environmental Defects

Section 6.8	Taxes

Section 6.9	Existing Seller Claims

Section 6.10	Notices of Violation

Section 6.12	Production Sales Contracts

Section 6.13	Plugging Notices and Demands

Section 6.14	Imbalances

Section 6.15	Governmental Licenses

Section 6.17	Suspense Accounts

Section 6.21	Non-Consent Operations

Section 6.22	Outstanding Capital Commitments; Payout Balances

Section 9.1(a)	Available Employees

Section 16.16	Persons With Knowledge

EXHIBITS

Exhibit	Description	Section or Subsection Where Described

A	Leases	2.2(a)

B	Wells	2.2(c)

C	Allocated Values	2.8

D	Material Agreements	2.2(e)

E	Form of Assignment, Bill of Sale and Conveyance	1.1

F	Form of Non-Foreign Person Affidavit	1.1

G	Excluded Technical Data	1.1

H	Excluded Agreements	1.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), executed as of May 23, 2018 (the “Execution Date”), is by and between Cimarex Energy Co., a Delaware corporation (“Cimarex”), Prize Energy Resources, Inc., a Delaware corporation (“Prize”) and Magnum Hunter Production, Inc., a Texas corporation (“Magnum Hunter”) (Cimarex, Prize and Magnum Hunter being collectively called, “Seller”), and Callon Petroleum Operating Company, a Delaware corporation (“Buyer”).

Recitals

Seller owns and desires to sell certain oil and gas interests and related real and personal property, as more fully described and defined below as the Assets, upon the terms and conditions set forth in this Agreement.

Buyer desires to purchase the Assets upon the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1    General Definitions. As used herein the terms “Agreement,” “Execution Date,” “Seller,” and “Buyer” shall have the meanings assigned thereto above, and the following terms shall have the following meanings:

“Adjustment Termination Amount” shall mean an amount equal to 20% of the Base Purchase Price.

“Affiliate” shall mean, with respect to a Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power or ability to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. A Person conclusively will be deemed to control another Person if it owns greater than 50% of the equity or voting power of such Person.

“Allocated Value” shall have the meaning assigned thereto in Section 2.8.

“Alternative Proposal” shall have the meaning assigned thereto in Section 8.11.

“Applicable Regulatory Authority” shall mean the applicable Governmental Authority or Governmental Authorities charged with the regulation of oil and gas exploration, development, operations or production, including spacing, pooling and conservation.

“Assets” shall have the meaning assigned thereto in Sections 2.2 and 2.7.

“Assignment, Bill of Sale and Conveyance” shall mean the Assignment, Bill of Sale and Conveyance in the form of Exhibit E.

“Assumed Environmental Liabilities” shall have the meaning assigned thereto in Section 5.8.

“Assumed Liabilities” shall have the meaning assigned thereto in Section 15.1.

“Available Employees” shall have the meaning assigned thereto in Section 9.1(a).

“Background Materials” shall have the meaning assigned thereto in Section 7.7.

“Base Purchase Price” shall mean an amount equal to Five Hundred and Seventy Million Dollars ($570,000,000).

“Benefit Period” shall have the meaning assigned thereto in Section 9.2(b).

“Business Days” shall mean any day other than a Saturday, Sunday or a day on which national banks are allowed or required by the Federal Reserve System to be closed; and “days” without further qualification shall mean calendar days.

“Buyer Indemnified Parties” shall have the meaning assigned thereto in Section 15.3(a).

“Buyer’s Breach” shall have the meaning assigned thereto in Section 11.2(a).

“Buyer’s Plugging and Abandonment Obligations” shall have the meaning assigned thereto in Section 15.2.

“Casualty Loss” shall have the meaning assigned thereto in Section 4.12.

“Claim” shall have the meaning assigned thereto in Section 15.4(c).

“Claim Notice” shall have the meaning assigned thereto in Section 15.4(b).

“Closing” shall have the meaning assigned thereto in Section 11.1.

“Closing Amount” shall have the meaning assigned thereto in Section 2.7.

“Closing Date” shall mean the date the Closing actually occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 5, 2018, between the Parties.

“COPAS” shall mean the COPAS 2005 Accounting Procedure – Joint Operations as published by the Council of Petroleum Accountant Societies of North America and as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Cure Election Notice Deadline” shall have the meaning assigned thereto in Section 4.5(a).

“Defect Escrow Account” shall have the meaning assigned thereto in Section 4.5(a).

“Defect Escrow Agreement” shall have the meaning assigned thereto in Section 12.2(k).

“Defensible Title” shall have the meaning assigned thereto in Section 4.1.

“Deposit” shall have the meaning assigned thereto in Section 2.6.

“Disclosed Environmental Matters” shall have the meaning assigned thereto in Section 5.3.

“Disclosure Schedule” shall mean the Disclosure Schedule attached to this Agreement.

“DTPA” shall mean the Texas Deceptive Trade Practices–Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq.

“Due Diligence Review” shall have the meaning assigned thereto in Section 3.1.

“Effective Time” shall mean April 1, 2018 at 7:00 a.m. CST.

“Employment Date” shall have the meaning assigned thereto in Section 9.1(b).

“Environmental Assessment” shall have the meaning assigned thereto in Section 5.1.

“Environmental Defect” shall mean a condition in, on or under the Assets (including air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that (i) constitutes a violation of an Environmental Law (ii) a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws to the extent such condition arose while such Asset was owned by Seller or (iii) constitutes the presence of Hazardous Materials in excess of the remediation standards established under Environmental Law or in excess of those allowed under the terms of any lease or other agreement applicable to such Asset.

“Environmental Defect Deductible” shall mean an amount equal to 1.5% of the Base Purchase Price.

“Environmental Defect Minimum” shall mean $50,000.

“Environmental Defect Notice Deadline” shall mean 5:00 p.m. local time in Houston, Texas on the date that is 60 days after the Execution Date.

“Environmental Defect Reduction Amount” shall have the meaning assigned thereto in Section 5.6.

“Environmental Defect Value” shall have the meaning assigned thereto in Section 5.3.

“Environmental Expert” shall have the meaning assigned thereto in Section 5.5.

“Environmental Law” shall mean any Law relating to the protection of the environment, human health (with respect to exposure to contamination in the environment), the release or disposal of waste materials, or the protection of environmentally sensitive areas or threatened or endangered species, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Oil Pollution Act (33 U.S.C. §§ 2702-2761), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 301-313), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all other federal, state and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances on or into the workplace or the environment (including ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be enacted, amended, supplemented or reauthorized from time to time.

“Escrow Agent” shall have the meaning assigned thereto in Section 4.5(a).

“Excluded Agreements” shall mean the agreements described on Exhibit H, which, for the avoidance of doubt, shall not include any Material Agreements.

“Excluded Assets” shall have the meaning assigned thereto in Section 2.3.

“Excluded Technical Data” means Technical Data licensed from non-Affiliate Persons that cannot be transferred without (a) consent from such non-Affiliate Person (which consent cannot be obtained after the use of commercially reasonable efforts by the Parties) or (b) additional consideration to such non-Affiliate Persons and for which Buyer has not agreed (in its sole discretion) to pay such additional consideration, and which are described on Exhibit G.

“Existing Seller Claims” shall have the meaning assigned thereto in Section 6.9.

“Final Purchase Price” shall have the meaning assigned thereto in Section 13.1.

“Final Settlement Date” shall have the meaning assigned thereto in Section 13.1.

“Final Settlement Statement” shall have the meaning assigned thereto in Section 13.1.

“Governmental Authority” shall mean any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Hazardous Materials” shall mean (i) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (ii) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in the Atomic Energy Act and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HIPAA” shall have the meaning assigned thereto in Section 9.2(c).

“Hydrocarbons” shall have the meaning assigned thereto in Section 2.2(b).

“Indemnified Party” shall have the meaning assigned thereto in Section 15.4(b).

“Indemnified Title Defect” shall have the meaning assigned thereto in Section 4.5(b)(iii).

“Indemnifying Party” shall have the meaning assigned thereto in Section 15.4(b).

“Interest Addition” shall have the meaning assigned thereto in Section 4.6.

“Interest Addition Deductible” shall mean an amount equal to 1.0% of the Base Purchase Price.

“Interest Addition Minimum” shall mean $50,000 with respect to a Well, $50,000 with respect to a Lease or section.

“Lands” shall have the meaning assigned thereto in Section 2.2(a).

“Law” shall mean any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, order, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.

“Leases” shall have the meaning assigned thereto in Section 2.2(a).

“Liability” shall mean with respect to any Person, any indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

“Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the reasonable costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines); excluding, however, any special, consequential, punitive or exemplary damages, loss of profits incurred by a Party (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated to such Party) or Loss incurred as a result of the Indemnified Party indemnifying a third party.

“Material Agreements” shall have the meaning assigned thereto in Section 2.2(e).

“Material Consent” means a consent by a third Person that if not obtained prior to the assignment of an Asset, (a) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (b) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (c) requires payment of a fee; provided, however, that “Material Consent” does not include any consent which by its terms cannot be unreasonably withheld.

“Net Acres” means, as calculated separately with respect to each Lease or section, (a) the number of gross acres of land covered by such Lease or section, multiplied by (b) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Lease or section, multiplied by (c) Seller’s undivided interest in such Lease or section; provided, however, if items (b) and (c) vary as to different areas of, or depths under the lands covered by such Lease or section (including with respect to the depths specified on Part 1 of Exhibit C for such section), a separate calculation shall be performed with respect to each such area or depth.

“Net Casualty Loss” shall have the meaning assigned thereto in Section 4.12.

“Net Revenue Acre” means, as calculated separately with respect to each Lease or section, (a) the amount that is equal to the Net Revenue Interest for such Lease or section multiplied by (b) the Net Acres for such Lease or section; provided, however, if items (a) and (b) vary as to different areas of, or depths under the lands covered by such Lease or section (including with respect to the depths specified on Part 1 of Exhibit C for such section), a separate calculation shall be performed with respect to each such area or depth.

“Net Revenue Interest” or “NRI” shall mean, with respect to a Well, Lease or section, the interest (expressed as a percentage or a decimal) in and to all production of Hydrocarbons produced, saved and sold from such Well (from the depths specified on Exhibit B or Part 2 of Exhibit C for such Well) or such Lease or section (from the depths specified on Part 1 of Exhibit C for such section), after giving effect to all Royalties, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.

“Non-De Minimus Environmental Defect” shall mean an Environmental Defect that has an Environmental Defect Value in excess of the Environmental Defect Minimum.

“Non-De Minimus Interest Addition” shall mean an Interest Addition that has a value in excess of the Interest Addition Minimum.

“Non-De Minimus Title Defect” shall mean a Title Defect that has a Title Defect Value in excess of the Title Defect Minimum.

“Non-Foreign Person Affidavit” shall mean the non-foreign person affidavit in the form of Exhibit F.

“Notice of Environmental Defect” shall have the meaning assigned thereto in Section 5.3.

“Notice of Title Defect” shall have the meaning assigned thereto in Section 4.4.

“NORM” shall mean naturally occurring radioactive material.

“Operating Inventory” shall have the meaning assigned thereto in Section 2.2(i).

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Outside Date” shall mean September 30, 2018.

“Party” shall mean Buyer or Seller, individually; and “Parties” means Buyer and Seller, collectively.

“Per MCF Imbalance Amount” shall mean an amount equal to $1.00 per Mcf for natural gas imbalances.

“Permitted Encumbrances” shall have the meaning assigned thereto in Section 4.2.

“Person” shall mean any natural person, corporation, company, limited liability company, partnership, joint venture, trust, proprietorship or other entity, organization or association of any kind and shall include all Governmental Authorities.

“Post-Closing Non-Asset Interest Addition” shall have the meaning assigned thereto in Section 4.6(b).

“Potential Financing” shall have the meaning assigned thereto in Section 8.10(b).

“Preliminary Settlement Statement” shall have the meaning assigned thereto in Section 2.7.

“Proceeding” shall mean any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

“Property Expenses” shall mean all capital expenditures, joint interest billings, lease operating expenses, lease rentals, bonuses and shut-in payments, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures (other than expenditures relating to Excluded Technical Data), including those expenditures charged under applicable operating agreements or other agreements consistent with the standards established by COPAS that are attributable to the operation of the Assets conducted during the period in question (and shall include overhead for such period charged under the applicable joint operating agreement or other agreements consistent with the standards established by COPAS); provided that Property Expenses shall not include Asset acquisition costs, Royalties, Taxes, Casualty Losses, or costs and expenses with respect to Assumed Environmental Liabilities or Buyer’s Plugging and Abandonment Obligations.

“Property Taxes” shall mean all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Assets, including ad valorem (including, for the avoidance of doubt, ad valorem taxes based on or measured by production of Hydrocarbons or the value thereof), property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Records” shall have the meaning assigned thereto in Section 2.2(j).

“Remediation” and “Remediate” shall mean the containment, clean up, removal, mitigation, abatement, elimination, control, investigation, removal, remediation, prevention, monitoring, investigating, correction or any other action (including the payment of any fine or penalty) in connection with an Environmental Defect.

“Representatives” shall mean, with respect to a Person, that Person’s directors, shareholders, owners, officers, members, managers, partners, employees, consultants, contractors, representatives and agents.

“Royalties” shall mean landowner royalties, mineral owner royalties, overriding royalties, net profits interests, production payments and similar burdens.

“SEC Filings” shall have the meaning assigned thereto in Section 8.10(b).

“Seller Indemnified Parties” shall have the meaning assigned thereto in Section 15.3(b).

“Severance Taxes” shall mean all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Assets (excluding, for the avoidance of doubt, ad valorem taxes based on or measured by production of Hydrocarbons or the value thereof), including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

“Spacing Unit” shall mean a spacing or similar unit established by any spacing or pooling declarations, orders and agreements, including those promulgated under the regulations and rules of the Applicable Regulatory Authority.

“Suspense Accounts” shall mean suspense accounts maintained by Seller holding monies payable to royalty owners, mineral owners and other persons with an interest in production of Hydrocarbons attributable to the Assets prior to the Closing Date that Seller has been unable to pay because of title defects, or because such Persons cannot be located or their identity is unknown or any other causes.

“Target Closing Date” shall mean August 10, 2018; provided, that if Buyer exercises its right to extend the Title Defect Notice Deadline pursuant to Section 4.4(a), “Target Closing Date” shall mean September 10, 2018.

“Tax Deferred Exchange” shall have the meaning assigned thereto in Section 14.3.

“Taxes” shall mean all taxes, levies or other like assessments of any Governmental Authority, including gross receipts, excise taxes, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, state severance taxes, ad valorem taxes, real or property taxes, production taxes and any other local, state or federal taxes or assessments, and shall also include taxes based upon or measured by the ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

“Technical Data” shall mean geologic and geophysical information and interpretive data and analyses, including seismic data, seismic licenses proprietary data, studies, core samples, and maps.,

“Title Curative Date” shall mean 30 days from the date the applicable Notice of Title Defect is sent.

“Title Defect” shall have the meaning assigned thereto in Section 4.3.

“Title Defect Deductible” shall mean an amount equal to 1.0% of the Base Purchase Price.

“Title Defect Minimum” shall mean $50,000 with respect to a Well, and $50,000 with respect to a Lease or section.

“Title Defect Notice Deadline” shall mean 5:00 p.m. local time in Houston, Texas on the date that is 60 days after the Execution Date; provided, that if Buyer exercises its right to extend the Title Defect Notice Deadline pursuant to Section 4.4(a), “Title Defect Notice Deadline” shall mean 5:00 p.m. local time in Houston, Texas on the date that is 90 days after the Execution Date.

“Title Defect Reduction Amount” shall have the meaning assigned thereto in Section 4.8.

“Title Defect Value” shall have the meaning assigned thereto in Section 4.4(b).

“Title Expert” shall have the meaning assigned thereto in Section 4.7.

“Transfer Taxes” shall have the meaning assigned thereto in Section 14.2.

“Transferring Employees” shall have the meaning assigned thereto in Section 9.1(b).

“Transactions” shall mean the transactions provided for in this Agreement.

“WARN Act Obligations” means collectively any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or under any similar Laws arising as a result of the Transactions.

“Wells” shall have the meaning assigned thereto in Section 2.2(c).

“Working Interest” or “WI” shall mean, with respect to a Well or Lease, the interest in and to the Well (from the depths specified on Exhibit B or Part 2 of Exhibit C for such Well) or the Lease, insofar as such interest in such Well or Lease is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations.

1.2    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are part hereof for all purposes.

1.3    Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document.

1.4    References, Titles and Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires. In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement. Inclusion of an item in a section of the Disclosure Schedule (a) shall be deemed to be disclosure of such item on all sections of the Disclosure Schedule for which it is reasonably apparent on its face that such item applies, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

ARTICLE 2

PURCHASE AND SALE

2.1    Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets, pursuant to the terms and conditions of this Agreement.

2.2    Assets. “Assets” means, subject to the exclusions set forth in Section 2.3, all of Seller’s right, title and interest in and to the following:

(a)    The oil and gas leases described on Exhibit A hereto (the “Leases”), the leasehold estates created by such Leases, including overriding royalty interests in the

Leases and the Wells (as defined below), and the lands covered by the Leases (the “Lands”), and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from, the Lands and any renewals, modifications, supplements, ratifications or amendments to such Leases. For the avoidance of doubt, this clause (a) includes any Interest Additions pursuant to Section 4.6.

(b)    All oil, gas and other hydrocarbons and products (“Hydrocarbons”), in, on or under or that may be produced from the Lands, all Hydrocarbon inventories from or attributable to the Lands that are in storage at the Effective Time; and, to the extent related or attributable to the Lands, all production, plant, and transportation imbalances as of the Effective Time.

(c)    The oil and gas wells located on the Leases and the Lands, or lands pooled or unitized therewith, including the oil and gas wells specifically described in Exhibit B (the “Wells”), whether producing or non-producing, together with all injection, disposal, water and CO2 wells on the Leases and the Lands or lands pooled or unitized therewith, and all personal property and equipment associated therewith. For the avoidance of doubt, this clause (c) includes any Interest Additions pursuant to Section 4.6.

(d)    To the extent transferable, all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent that they relate to or affect any of the interests described in Sections 2.2(a) through 2.2(c).

(e)    To the extent transferable, all Hydrocarbon sales, purchase, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, exploration agreements, partnership agreements, participation agreements, farmout and farmin agreements, area of mutual interest agreements, exchange agreements, purchase and sale agreements and other contracts in which Seller acquired interests in any other Asset, compressor agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, disposal agreements, transportation agreements, processing agreements and other contracts, agreements and instruments relating to the interests described in Sections 2.2(a) through 2.2(d), including the agreements described on Exhibit D hereto (collectively, the “Material Agreements”), only insofar as they relate to the Leases and the Lands.

(f)    To the extent transferable, all permits, franchises, approvals, consents, authorizations, certificates and licenses used or obtained for use in connection with or otherwise related to the exploration for, development of or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Lands (the “Permits and Licenses”).

(g)    To the extent transferable, all of the rights-of-way, easements, surface leases and other surface rights used or held for use in connection with or otherwise related to the exploration for, development of or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Lands.

(h)    All of the personal property, equipment, machinery, fixtures, improvements, permits, licenses, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities located on the Lands and used or obtained for use in connection with or otherwise related to the exploration for, development of or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons produced from the Lands.

(i)    All pipes, tubulars, fittings, and other materials held as operating inventory related to Seller’s operations on the Leases and Lands (the “Operating Inventory”), together with all titled vehicles utilized by any Transferring Employee hired by Buyer pursuant to Section 9.1.

(j)    The files, records, data and information relating to the items described in Sections 2.2(a) through 2.2(i) maintained by or in the possession of Seller (the “Records”), including accounting files, lease files, land files, well files, gas, oil and other hydrocarbon sales contract and files, production files, gas gathering and processing files, division order files, abstracts, title opinions and all Technical Data, except for Excluded Technical Data.

2.3    Excluded and Reserved Assets. Notwithstanding the foregoing, the Assets shall not include, and the following are hereby excepted, reserved and excluded from the sale contemplated hereby (the “Excluded Assets”):

(a)    any accounts receivable accruing or attributable to the period before the Effective Time;

(b)    all Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto (other than those for which an adjustment is made pursuant to Section 2.7(a)(iv));

(c)    any refund with respect to, costs, taxes or expenses borne by Seller or Seller’s predecessors in title attributable to the period prior to the Effective Time, except to the extent relating to an Assumed Liability);

(d)    any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Assets, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(e)    the right to exercise any audit rights under operating agreements or other agreements or state law with respect to periods prior to the Effective Time (and Buyer will use commercially reasonable efforts to cooperate with Seller to facilitate Seller’s exercise of such rights);

(f)    any claims against third parties related to matters for which Seller indemnifies Buyer under Section 15.3(a) to the extent Seller indemnifies Buyer for such matters.

(g)    all Cygnet, SCADA and similar communication and control equipment and facilities;

(h)    all titled vehicles and other rolling stock other than any titled vehicles utilized by any Transferring Employees hired by Buyer pursuant to Section 9.1.

(i)    all communications and work-product covered by the attorney-client or attorney work-product privileges;

(j)    all Excluded Technical Data;

(k)    (i) all corporate, financial, tax and legal data and records of Seller that relate to Seller’s businesses generally, (ii) any data and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable, (iii) any data and records relating to the sale of the Assets, including bids received from, and records relating to Seller’s negotiations with Buyer or with Persons other than Buyer, (iv) any data and records constituting or relating to the Excluded Assets, (v) employee information, except with respect to Transferring Employees, and (vi) internal valuation data, business plans, business studies, transaction proposals and related correspondence, and similar records and information;

(l)    Seller’s intellectual property used in determining whether to participate in the development or operation of the Assets, including proprietary computer software, computer software licensed from third parties, patents, pending patent applications, trade secrets, copyrights, names, marks and logos;

(m)    all deposits, cash, checks in process of collection, cash equivalents, accounts and notes receivable and other funds attributable to any periods before the Effective Time, and security or other deposits made with third parties prior to the Effective Time;

(n)    all swap, futures, or derivative contracts backed by or related to Hydrocarbons produced from the Assets;

(o)    any equipment, materials, spare parts, tools and other personal property that may have been previously used on the Leases, but that as of the Execution Date are stored or warehoused at a Seller’s or third party site not located on the Assets;

(p)    Seller’s Field Office located in the city of Monahans, Texas;

(q)    all insurance contracts and Excluded Agreements;

(r)    all reserve reports prepared by Seller or Seller’s consultants, and all reserve reporting and classification information and supporting materials with respect to Seller’s determination or reporting of its reserves, other than the information furnished to Buyer as part of the sale package materials or presentations by Seller; and

(s)    Assets excluded from this Agreement pursuant to Sections 4.5(b)(ii), 4.10, 4.12, 5.1(b), 5.3, and 5.4(b).

2.4    Effective Time. The purchase and sale of the Assets shall be effective as of the Effective Time.

2.5    Purchase Price. The total consideration for the Assets and the purchase and sale thereof shall be the Base Purchase Price, as adjusted pursuant to Section 2.7.

2.6    Deposit. On the same day as the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to an account of Seller (as designated by Seller in writing) a wire transfer in the amount equal to 5% of the Base Purchase Price in same-day funds (the “Deposit”). If Closing occurs, the Deposit shall be deducted from the Closing Amount as provided in Section 12.2(c) and shall be retained by Seller. If this Agreement is terminated, the Deposit shall be handled as provided in Section 11.2.

2.7    Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted according to this Section 2.7. For all adjustments known or capable of reasonable estimation as of Closing, the Base Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” approved by Seller and Buyer on or before Closing. A draft of the Preliminary Settlement Statement will be prepared by Seller and provided to Buyer at least 3 Business Days prior to Closing. The Preliminary Settlement Statement shall set forth the Base Purchase Price as adjusted as provided in this Section 2.7 using the best information available at the Closing Date (the “Closing Amount”). The Closing Amount less the Deposit shall be paid by Buyer to Seller at Closing by federal funds wire transfer to an account or accounts to be designated by Seller to Buyer in writing at least 2 Business Days prior to the Closing Date. Following Closing, any cash received by Seller applicable to post-Effective Time production of Hydrocarbons will be paid to Buyer within 30 days of receipt thereof, and any cash received by Buyer applicable to pre-Effective Time production of Hydrocarbons will be paid to Seller within 30 days after receipt thereof (other than Hydrocarbons for which an adjustment has been made pursuant to Section 2.7(a)(iv)). After Closing, final adjustments to the Base Purchase Price shall only be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1, pursuant to the Title Defect Reduction Amount to be delivered pursuant to Section 4.8, pursuant to the Environmental Defect Reduction Amount to be delivered pursuant to Section 5.6, or as otherwise as expressly provided for in this Agreement.

(a)    Upward Adjustments. The Base Purchase Price shall be adjusted upward by the following, without duplication:

(i)    The proceeds of production of Hydrocarbons attributable to the Assets occurring before the Effective Time and received by Buyer;

(ii)    The amount of all Property Expenses (including all prepaid Property Expenses) attributable to the Assets after the Effective Time and paid by Seller;

(iii)    The amount of all Royalties attributable to Hydrocarbons produced from the Assets after the Effective Time and paid by Seller;

(iv)     An amount equal to all Hydrocarbons attributable to the Assets that, at the Effective Time, are owned by Seller and are in storage, in tanks or above the load level connection or within processing plants, multiplied by the price for which production from the Assets was sold immediately prior to the Effective Time, less Taxes (net of all landowner royalties and overriding royalties payable to third Persons; provided that to the extent such a netting is made, Buyer shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);

(v)    Any Property Taxes and Severance Taxes attributable to periods after the Effective Time and paid by Seller as described in Section 14.1;

(vi)    All bonuses, extension payments, rentals, shut-in and similar payments, if any, with respect to the Assets that are attributable to periods after the Effective Time and paid by Seller after the Effective Time;

(vii)    Any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b)    Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following, without duplication:

(i)    The proceeds of production of Hydrocarbons attributable to the Assets occurring on or after the Effective Time and received by Seller;

(ii)    The amount of all Property Expenses attributable to the Assets prior to the Effective Time and paid by Buyer;

(iii)    Any Property Taxes and Severance Taxes attributable to periods prior to the Effective Time and not paid as of the Closing Date as provided in Section 14.1;

(iv)    The amount of all Royalties attributable to Hydrocarbons produced from the Assets prior to the Effective Time and paid by Buyer;

(v)    An amount equal to the Title Defect Reduction Amount, if any

(vi)    An amount equal to the Environmental Defect Reduction Amount, if any;

(vii)    An amount equal to any Net Casualty Loss;

(viii)    The Allocated Value of Assets excluded from the transactions contemplated by this Agreement as set forth in Sections 4.5(b)(ii), 4.10, 4.12, 5.1(b), 5.3 and 5.4(b);

(ix)    An amount equal to the aggregate of the amounts deposited into the Defect Escrow Account at Closing pursuant to Sections 4.5(a), 4.5(b) and 5.4(a); and

(x)    Any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(c)    Imbalance Adjustments. The Parties agree that the Base Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to (i) any well imbalances measured in MCF existing as of the Effective Time multiplied by the Per MCF Imbalance Amount, and (ii) any pipeline or transportation imbalances existing as of the Effective Time at the then current contract amount applicable to under-deliveries or over-deliveries to the pipeline.

2.8    Allocated Values. The Parties agree to allocate the Base Purchase Price among the Assets for all purposes as set forth on Exhibit C hereto, which the Parties agree provides a specific and reasonable Allocated Value (as defined herein) of (i) undeveloped Leases and (ii) Assets currently under development or producing Hydrocarbons. Each portion of the Assets to which a value is separately allocated on Exhibit C is herein called an “Asset,” and such separate value is herein called the “Allocated Value” of such Asset.

ARTICLE 3

RECORDS AND DUE DILIGENCE

3.1    Due Diligence.

(a)    From and after the Execution Date, Seller shall provide Buyer and its Representatives with access in accordance with this Article 3 to the Records and other Assets for inspection and review to permit Buyer to perform its due diligence review (the “Due Diligence Review”) as provided in this Agreement.

(b)    Notwithstanding Section 3.1(a) or any other provision in this Agreement to the contrary, any obligation of Seller under this Agreement to make any such Records and other Assets or any other information available to Buyer shall be (i) only to the extent that granting access to such Records or other information does not waive attorney-client privilege, the work product doctrine or other applicable legal privilege; and (ii) only to the extent Buyer has received the consent of the operator of any of those Assets not operated Seller or its Affiliates (and Seller shall use commercially reasonable efforts to obtain such consent).

3.2    Records.

(a)    Subject to Section 3.1, Seller shall make the Records available to Buyer at the Tulsa, Oklahoma, offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Buyer to complete its Due Diligence Review.

(b)    Except for the representations and warranties specifically contained in this Agreement, Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Records or any other information provided or made available by Seller or any of its Affiliates, or its or their Representatives. Buyer agrees that any conclusions drawn from the Records or any such other information shall be the result of its own independent review and judgment.

3.3    Access to Properties.

(a)    Upon reasonable advance notice to Seller, to the extent Seller or its Affiliates have the authority (and if neither Seller nor any of its Affiliates have authority, Seller shall use commercially reasonable efforts to obtain such authority), Seller shall allow Buyer to conduct, at Buyer’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Assets in accordance with Section 5.1(b). In connection with any such on-site inspections or Environmental Assessment, Buyer shall not unreasonably interfere with the normal operations of any Assets in any material respect and shall comply in all material respects with all requirements and safety policies and procedures of the operator of such Assets to the extent that such operator has notified Buyer of such requirements and safety policies. If Buyer or any of its Representatives prepares a final report with respect to its Environmental Assessment of the Assets, Buyer shall furnish a copy thereof to Seller (such final report provided without any representation or warranty or any right of Seller to rely upon such final report, and Seller hereby releases any claim it may have against Buyer or its Representatives related to Seller’s reliance on such final report or Seller’s use thereof). Seller and Buyer agree that any such final report provided to Seller by Buyer is privileged and protected (and Seller and Buyer shall take all such steps reasonably required to maintain such privileged and protected status) and that such final report shall be kept confidential pursuant to the confidentiality provisions of this Agreement.

(b)    IN CONNECTION WITH THE GRANTING OF ANY ACCESS TO THE ASSETS AND ANY SUCH ENVIRONMENTAL ASSESSMENT, BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER AND, TO BUYER’S KNOWLEDGE, EACH OF ITS REPRESENTATIVES THAT CONDUCTS ANY SUCH ENVIRONMENTAL ASSESSMENT OR OTHERWISE ENTERS ONTO ANY OF THE ASSETS ARE ADEQUATELY INSURED. BUYER AGREES TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF ANY PERSON FOR INJURY TO, OR DEATH OF, ANY NATURAL PERSON OR FOR LOSSES INCURRED BY ANY PERSON ARISING FROM BUYER’S OR ITS REPRESENTATIVES NEGLIGENCE WITH RESPECT TO ANY ACCESS AFFORDED TO BUYER. THIS SECTION 3.3(b) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT FOR ONE YEAR.

ARTICLE 4

TITLE MATTERS

4.1    Defensible Title.

(a)    The term “Defensible Title” means, with respect to each Well and depth that is described in Exhibit B or Part 2 of Exhibit C, such title of Seller in and to such Well and depth and production therefrom that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the Net Revenue Interest set forth in Part 2 of Exhibit C throughout the productive life of such Well for the depths set forth for such Well in Part 2 of Exhibit C (except as such Net Revenue Interest may be reduced after the Execution Date due to Seller’s exercise, in compliance with this Agreement, of non-consent rights under applicable Spacing Units or under applicable operating and similar agreements); (ii) obligates Seller to bear a Working Interest in an amount not greater than the Working Interest set forth in Part 2 of Exhibit C throughout the productive life of such Well for the depths set forth for such Well in Part 2 of Exhibit C, without a corresponding increase in the Net Revenue Interest (except as such Working Interest may be increased from time to time (with a corresponding increase in the Net Revenue Interest) due to the exercise of non-consent rights under applicable Spacing Units or under applicable operating and similar agreements); and (iii) is free and clear of any and all liens, Taxes, encumbrances, mortgages, claims and production payments and any defects or irregularities that would impair use or enjoyment of, or result in a loss of interest in, such Well.

(b)    The term “Defensible Title” means, with respect to each Lease that is described in Exhibit A and section and depth that is described in Part 1 of Exhibit C, such title of Seller in and to the Lease and section and depth that, subject to and except for the Permitted Encumbrances: (i) entitles Seller to receive not less than the Net Revenue Interest set forth in Part 1 of Exhibit C for the sections and depths set forth in Part 1 of Exhibit C, without regard to spacing or unitization (except as such Net Revenue Interest may be reduced after the Execution Date due to Seller’s exercise, in compliance with this Agreement, of non-consent rights under applicable Spacing Units or under applicable operating and similar agreements); (ii) entitles Seller to ownership of not less than the Net Revenue Acres set forth in Part 1 of Exhibit C for the sections and depths set forth in Part 1 of Exhibit C, without regard to spacing or unitization (except as such Net Revenue Acres may be reduced after the Execution Date due to Seller’s exercise, in compliance with this Agreement, of non-consent rights under applicable Spacing Units or under applicable operating and similar agreements); (iii) entitles Seller to ownership of not less than the Net Acres set forth in Part 1 of Exhibit C for the sections and depths set forth in Part 1 of Exhibit C; and (iv) is free and clear of any and all liens, Taxes, encumbrances, mortgages, claims and production payments and any defects or irregularities that would impair use or enjoyment of, or result in a loss of interest in, such Lease, section or depth.

4.2    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(a)    Royalties if they do not, individually or in the aggregate, reduce the NRIs, Net Acres or Net Revenue Acres ownership below those set forth on Exhibits A, B or C;

(b)    any required third-party consents to assignment of Leases and contracts, and preferential purchase rights, all of which are handled exclusively under Sections 4.10 and 4.11;

(c)    liens for taxes or assessments not yet due and payable or, if due and payable, that are being contested in good faith by appropriate actions in the ordinary course of business;

(d)    all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of any Lease if the same are customarily obtained subsequent to such sale or conveyance; and consent requirements arising under a farmout or similar agreement pursuant to which Seller has already satisfied all conditions for earning any interests that constitute a part of the Assets and Seller has received an assignment of the earned interests under such agreement;

(e)    the terms of (including any liens or security interests created by Laws or reserved in the Leases for Royalties, bonus or rental, or created to secure compliance with the terms of) the Leases (including the remaining term of any Lease) and the agreements described in Exhibit D; provided, that, such matters do not and will not, individually or in the aggregate, operate to reduce the NRIs, Net Acres or Net Revenue Acres below those set forth on Exhibits A, B or C, or increase the WIs above those set forth on Exhibits A, B or C (except where there is a corresponding increase in the NRI or Net Revenue Acres or except as such NRIs or Net Revenue Acres may be reduced, or such WIs may be increased, from time to time under non-consent provisions of applicable operating agreements or state law due to participation elections made after the Execution Date under applicable operating agreements or state law in compliance with Section 8.1 and Section 8.2 of this Agreement);

(f)    conventional rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;

(g)    easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any Asset or any restriction on access thereto and that do not, individually or in the aggregate, materially interfere with the use, ownership or operation of or materially detract from the value of the affected Asset;

(h)    materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any Asset: (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they are for amounts that have not yet become due and payable or for which payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

(i)    rights reserved to or vested in any Governmental Authority to control or regulate any Asset in any manner and all applicable Laws;

(j)    liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due and payable or, if due and payable, being contested in good faith in the ordinary course of business;

(k)    lack of a division order or an operating agreement covering any Asset or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset, unless (i) there is an outstanding, unresolved claim from a third party with respect to the failure to obtain such waiver or (ii) such failure to obtain such waiver is reasonably likely to result in a claim from a third party in the future.

(l)    defects consisting of the mere failure to recite marital status in a document or omissions of heirship or probate proceedings unless Buyer provides affirmative evidence that the lack thereof has resulted in another Person’s claim of superior title to the Asset;

(m)    defects that result from the failure to demonstrate of record proper authority for execution by any Person on behalf of a corporation, limited liability company, partnership, trust or other entity unless Buyer provides affirmative evidence that the lack thereof has resulted in another Person’s claim of superior title to the Asset;

(n)    defects that have by proper affidavits of use and possession or other affirmative evidence have been cured under applicable statutes of limitation for adverse possession or for prescription and for which no actual claim has been made with respect thereto within the last ten (10) years;

(o)    defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

(p)    liens that are released and discharged at or prior to Closing;

(q)    defects based on failure to file any assignments of record title or operating rights in Leases issued by the State of Texas, in the records of the land office of such state, provided such assignments are recorded in the county records where the lands covered by such Leases are located and there is no assignment on file in the records of the land office of the State of Texas or such county, that contradicts or diminishes the title of Seller, as reflected by the instruments recorded in the county;

(r)    defects based on lack of approval of assignments in Seller’s chain of title that have been filed for approval with the State of Texas but that have not yet been approved or disapproved and are set forth on Section 4.2 of the Disclosure Schedule, provided that the applicable Governmental Authority has not indicated in writing that it intends to deny such approval;

(s)    liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface or mineral interests in the land covered thereby that do not, individually or in the aggregate, materially interfere with the use, ownership or operation of or materially detract from the value of the affected Asset;

(t)    defects and irregularities that, individually or in the aggregate (i) do not materially interfere with the use, ownership or operation of or materially detract from the value of the affected Assets, (ii) could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from the affected Assets, (iii) do not and will not operate to reduce the NRIs or Net Revenue Acres below those set forth on Exhibits A, B or C (except as such Net Revenue Interest or Net Revenue Acres may be reduced after the Execution Date due to Seller’s exercise, in compliance with this Agreement, of non-consent rights under applicable Spacing Units or under applicable operating and similar agreements), reduce the Net Acres below those set forth on Exhibits A, B or C or increase the WIs above those set forth on Exhibits A, B or C (except where there is a corresponding increase in the NRI), (iv) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and (v) would not be considered material when applying general industry standards;

(u)    any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency or expiration of an oil and gas lease for non-production, unless Buyer provides affirmative evidence that the lack thereof has resulted in another Person’s claim of superior title to the Asset;

(v)    any defects that Buyer has knowledge of prior to executing this Agreement, provided that for the purposes of this clause (v), Buyer’s knowledge shall refer only to the actual knowledge of the Person set forth for Buyer on Item 1 of Section 16.16 of the Disclosure Schedule; and

(w)    with respect to any Lease, Well or section, any defects affecting any depths other than the depths specified for any Lease, Well or section, as set forth on Exhibits A, B or C, as applicable.

4.3    Title Defect. The term “Title Defect” means, with respect to an Asset, any lien, charge, encumbrance, obligation, encroachment, irregularity, defect in (including a discrepancy in Net Revenue Interest, Working Interest, Net Acres or Net Revenue Acres) or objection to real property title of Seller, that alone or in combination with other defects renders title to such Asset less than Defensible Title.

4.4    Notices of Title Defect and Title Defect Value.

(a)    Prior to the Title Defect Notice Deadline, Buyer shall deliver to Seller written notices (each, a “Notice of Title Defect”) setting forth each Title Defect affecting the Assets that Buyer believes in good faith to be a Non-De Minimus Title Defect. With respect to each such Non-De Minimus Title Defect, the Notice of Title Defect shall (i) describe such Title Defect, (ii) include documentation or information supporting the existence such Title Defect, (iii) if such Title Defect is curable, describe in general terms the curative action that Buyer reasonably anticipates would need to be taken in order to cure such Title Defect, and (iv) describe Buyer’s good faith estimate of the Title Defect Value and associated calculations and documentation. Buyer shall have the right at any time prior to the Title Defect Notice Deadline to, by delivery of a written notice to Seller, extend the date of the Title Defect Notice Deadline to 5:00 p.m. local time in Houston, Texas on the date that is 90 days after the Execution Date. From and after any such extension the term “Title Defect Notice Deadline”, as used in this Agreement, shall refer to 5:00 p.m. local time in Houston, Texas on the date that is 90 days after the Execution Date. Without limitation of Buyer’s rights pursuant to the special warranty of title contained in the Assignment, Bill of Sale and Conveyance, Buyer shall be deemed to have conclusively waived (A) any Title Defect about which it has knowledge of and fails to notify Seller in writing prior to the Title Defect Notice Deadline, and (B) any Title Defect with respect to which the Title Defect Value is less than or equal to the Title Defect Minimum.

(b)    “Title Defect Value” shall mean and be determined as follows:

(i)    If the Title Defect is a lien or encumbrance on the Asset, the Title Defect Value shall be the cost of unconditionally removing such lien or encumbrance, not to exceed the Allocated Value of the affected Asset.

(ii)    If the Title Defect results from any matter not described in Subsection (i), the Title Defect Value shall be an amount equal to the difference between the value of the Asset affected by such Title Defect burdened by such Title Defect, and the value of such Asset not burdened by such Title Defect (i.e. the Allocated Value of such Asset), taking into consideration the nature of such Title Defect, the likelihood that such Title Defect may actually result in a claim against or loss of title and such other factors as are necessary to make a proper evaluation.

(iii)    If a Title Defect affects a Lease that covers Lands that contribute to a Well and Lands that contribute to a Lease, the Title Defect shall be allocated independently to such Well to the extent it affects the Value of such Well and to such Lease to the extent it affects the Value of such Lease; such that there will be one Title Defect Value attributable to the Well and one Title Defect Value attributable to the Lease.

(iv)    The Title Defect Value for an Asset, together with the aggregate Title Defect Values attributable to any other Title Defects affecting such Asset, shall not exceed the Allocated Value of such Asset.

4.5    Title Defect Adjustments. The Parties shall proceed as follows with respect to any Notice of Title Defect:

(a)    Seller shall have the option, but not the obligation, to attempt to cure to the reasonable satisfaction of Buyer, on or before the applicable Title Curative Date, any curable Non-De Minimus Title Defect affecting the Assets that is timely identified in the Notice of Title Defect under Section 4.4 by providing Buyer written notice of such election no later than 7 days after the Title Defect Notice Deadline (the “Cure Election Notice Deadline”). At Closing, the Title Defect Value of any such Non-De Minimus Title Defect that is not cured to the reasonable satisfaction of Buyer by Closing (and for which the Title Curative Date has not yet passed), shall be deposited into an escrow account (the “Defect Escrow Account”), pursuant to an escrow agreement, the form of which is mutually acceptable to the Parties, to be executed by the Parties at Closing pursuant to Section 12.2(k) herein, and established with a mutually agreeable escrow agent (the “Escrow Agent”) and shall be deducted in the calculation of the Closing Amount. On each Title Curative Date, (i) if the applicable Non-De Minimus Title Defect is cured by Seller to the reasonable satisfaction of Buyer, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the associated Title Defect Value (and any interest and earnings thereon) to Seller and (ii) if the applicable Non-De Minimus Title Defect is not cured by Seller to the reasonable satisfaction of Buyer and (x) the Title Defect Deductible has been satisfied as of such date, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the associated Title Defect Value (and any interest and earnings thereon) to Buyer and (y) the Title Defect Deductible has not been satisfied as of such date, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the associated Title Defect Value (and any interest and earnings thereon) to Seller to the extent such disbursement does not result in satisfaction of the Title Defect Deductible.

(b)    With respect to each Non-De Minimus Title Defect affecting an Asset identified in the Notice of Title Defect that Seller has not elected to cure pursuant to Section 4.5(a) (or Seller has elected to cure pursuant to Section 4.5(a) but the Title Curative Date applicable to such Non-De Minimus Title Defect has passed), the Parties shall, no later than 7 days after the Cure Election Notice Deadline, attempt in good faith to reach agreement on the existence of such Title Defect and the Title Defect Value. In the event that the Parties do not reach such an agreement by the date that is 7 days after the Cure Election Notice Deadline, then:

(i)    Seller and Buyer shall each have the option to submit the existence of such Non-De Minimus Title Defect and/or the Title Defect Value to binding determination by the Title Expert pursuant to Section 4.7;

(ii)    Seller and Buyer may mutually agree to exclude the affected Asset from the Assets being sold to Buyer under this Agreement, in which event the Base Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset shall thereafter be treated as an Excluded Asset; or

(iii)    Seller and Buyer may mutually agree that Seller shall indemnify, defend, save, and hold harmless Buyer under Section 14.3(a)(vii) (subject to the other provisions of this Section 4.5(b)(iii) and Article 14) for all Claims and Losses arising out of, attributable to, or in connection with such Title Defect (an “Indemnified Title Defect”), subject to the following:

(A)    The amount of any Loss or Claim arising out of, attributable to, or in connection with each Indemnified Title Defect must exceed the Title Defect Minimum before Seller shall have any Liability or obligation under this Section 4.5(b)(iii) (or Section 15.3(a)(viii)) with respect to such Loss or Claim.

(B)    The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with all Indemnified Title Defects shall not exceed the difference of: (1) the aggregate sum of the Title Defect Values assigned to Non-De Minimus Title Defects by Buyer in its Notices of Title Defect; minus (2) the Title Defect Deductible.

(C)    The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with any particular Indemnified Title Defect shall not exceed the Title Defect Value assigned thereto by Buyer in its Notice of Title Defect for such Indemnified Title Defect.

At Closing, the Title Defect Value of any Non-De Minimus Title Defect that is submitted for dispute pursuant to Section 4.5(b)(i) shall be deposited into the Defect Escrow Account and shall be deducted in the calculation of the Closing Amount. On the date that the dispute relating to such Non-De Minimus Title Defect is resolved pursuant to Section 4.7, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the associated Title Defect Value (and any interest and earnings thereon) in accordance with the decision of the Title Expert (for the avoidance of doubt, if the Title Defect Deductible has not been satisfied at the time of such disbursement, the Title Defect Value shall be disbursed to Seller until satisfaction of the Title Defect Deductible).

4.6    Interest Additions.

(a)    If either Party discovers any additional interest (each, an “Interest Addition”) that is not listed in Exhibits A, B or C (including, for example, any interest that entitles Seller to receive more than the NRI set forth in Exhibits A, B or C without a corresponding increase in the WI; that obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibits A, B or C without a corresponding reduction in the NRI; or that increases Seller’s WI set forth in Exhibit A, B or C with a corresponding increase in the NRI) and such Interest Addition is a Non-De Minimus Interest Addition, the Party who discovers the Non-De Minimus Interest Addition shall promptly notify the other Party of such Non-De Minimus Interest Addition. There shall be no increase to the Base Purchase Price as a result of Non-De Minimus Interest Additions; however, the aggregate amount of the value of Non-De Minimus Interest Additions that exceed the Interest Addition Deductible shall, to the extent such aggregate amount exceeds the Interest Addition Deductible, be offset against the aggregate amount of all Title Defect Values as provided in Section 4.8. The Party who discovers a Non-De Minimus Interest Addition, shall give the other Party written notice of the Non-De Minimus

Interest Addition as soon as possible, but in no event later than the Title Defect Notice Deadline. Such notice shall be in writing and shall include (i) a description of each Non-De Minimus Interest Addition (and the depths to which such Non-De Minimus Interest Addition applies), (ii) documentation or information supporting the existence of such Non-De Minimus Interest Addition, (iii) the Allocated Value of the Asset affected by the Non-De Minimus Interest Addition (taking into account the depths for which such Non-De Minimus Interest Addition applies), and (iv) the applicable Party’s good faith estimate of the value of the Non-De Minimus Interest Addition and associated calculations and documentation (taking into account the depths for which such Non-De Minimus Interest Addition applies). The Parties shall, no later than the date of the Cure Election Notice Deadline, attempt in good faith to reach agreement on the existence of such Non-De Minimus Interest Addition and the value of such Non-De Minimus Interest Addition. In the event the Parties cannot agree on the existence and/or value of the Non-De Minimus Interest Addition, the disagreement shall be submitted to binding determination by the Title Expert pursuant to Section 4.7.

(b)    Post-Closing Non-Asset Interest Additions. Following Closing, if either Party discovers additional leases, wells or undeveloped land of which Defensible Title ownership is held by Seller, as of Closing, within the area described as the “Sale Area” in Section 4.6(b) of the Disclosure Schedule, but that are not included in the Assets as defined herein (“Post-Closing Non-Asset Interest Addition”), the Parties agree that for a period of twenty-four (24) months following Closing, Buyer shall have the exclusive right to purchase any Post-Closing Non-Asset Interest Addition discovered, at a purchase price to be mutually agreed upon by the Parties. If the Parties are unable to agree upon a purchase price for any Post-Closing Non-Asset Interest Additions identified under this paragraph within thirty (30) days after such interest is identified, then Buyer’s right under this paragraph shall terminate and Seller shall have no further obligation to Buyer concerning such interest. For clarity, Buyer’s exclusive right to purchase any Post-Closing Non-Asset Interest Additions shall not apply to leases, wells or undeveloped land of which Defensible Title ownership is not held by Seller at Closing and Buyer’s exclusive right to purchase any such interests shall terminate on the twenty-four (24) month anniversary of the Closing Date, except for any such interests identified by either Party prior to such date.

4.7    Expert Determination of Title Defects, Title Defect Values and Interest Additions. If, pursuant to Section 4.5(b)(i), the existence of a Non-De Minimus Title Defect or the Title Defect Value thereof is submitted to arbitration, or if pursuant to Section 4.6, the existence or value of an Non-De Minimus Interest Addition is submitted to arbitration, then the arbitration shall be conducted pursuant to this Section 4.7.

(a)    The arbitration shall be conducted before a single Person (the “Title Expert”). The Title Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be an attorney with at least 10 years of experience who practices oil and gas law or mineral law in the State of Texas.

(b)    The Parties shall mutually agree on the Title Expert; provided if the Parties are not able to mutually agree on the arbiter within 5 Business Days after the matter is submitted to arbitration, the Title Expert shall be selected by the Dallas, Texas office of the American Arbitration Association (or in the event that there is no such office in Dallas, Texas at such time, by any other office of the American Arbitration Association) and such arbitration shall take place in Midland, Texas.

(c)    Within 10 Business Days of the selection of the Title Expert, the Parties shall provide to the Title Expert the following materials:

(i)    if the arbitration is with respect to a disagreement under Section 4.5(b), Buyer’s Notice of Title Defect and all documentation provided therewith shall be provided to the Title Expert (and Buyer shall be allowed to supplement such Notice of Title Defect with additional documentation or information supporting the existence of such Title Defect and/or Seller’s good faith estimate of the Title Defect Value), and Seller shall provide such evidence and documentation as Seller deems appropriate to dispute Buyer’s assertion of the existence of the Non-De Minimus Title Defect or the Title Defect Value as assigned thereto by Buyer in the Notice of Title Defect, together with Seller’s good faith estimate of the Title Defect Value, if any;

(ii)    if the arbitration is with respect to a disagreement under Section 4.6, the notice provided by Seller shall be provided to the Title Expert together with all documentation provided therewith, and Buyer shall provide such evidence and documentation as it deems appropriate to dispute the existence and/or value of the Non-De Minimus Interest Addition, together with Buyer’s good faith estimate of the value of the Non-De Minimus Interest Addition, if any;

(iii)    Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 of this Agreement, and the applicable portion of Exhibits A, B, C and D to this Agreement, together with any definitions of terms used in such Sections and Exhibits, but no other provisions of this Agreement; and

(iv)    Any other additional information requested by the Title Expert.

(d)    The Title Expert shall make his determination and provide to the Parties written findings within 15 Business Days after he has received the materials under Section 4.7(c). The decision of the Title Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Buyer’s position with respect to the Title Defect, Title Defect Value or Interest Addition (or a position in between Seller’s position and Buyer’s position). The Title Expert shall make a separate determination with respect to each Title Defect, Title Defect Value and Interest Addition submitted.

(e)    Each Party shall be responsible for paying its own costs of presenting its case to the Title Expert, and the costs of the arbiter shall be borne one-half by Seller and one-half by Buyer.

(f)    The written finding of the arbiter need only set forth the Title Expert’s award with respect to each Title Defect, Title Defect Value and Interest Addition and not the arbiter’s rationale for the award.

(g)    The Title Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.

(h)    The Parties agree to execute such agreements as may be reasonably requested or required by the Title Expert, including any engagement letters, releases and indemnities consistent with this Agreement.

4.8    Title Defect Reduction Amount. In the event (a) (i) the aggregate amount of all Title Defect Values attributable to uncured Non-De Minimus Title Defects as finally determined (whether by agreement or arbitration), less (ii) the amount by which the aggregate amount of all Non-De Minimus Interest Additions exceeds the Interest Addition Deductible, in each case, as finally determined (whether by agreement or arbitration), exceeds (b) the Title Defect Deductible, then the Base Purchase Price shall be reduced by such excess (the “Title Defect Reduction Amount”), and such reduction shall be reflected, to the extent determined on the date the Preliminary Settlement Statement is delivered, on the Preliminary Settlement Statement, and otherwise on the Final Settlement Statement.

4.9    Changes in Product Prices, Spacing and Pooling and Well Events. Subject to Seller’s representations, warranties and covenants made pursuant to this Agreement, Buyer shall assume all risk of loss with respect to (i) changes in product prices and any other market factors or conditions, (ii) Buyer not being able to take over operations of any portion of the Assets (except as a result of Seller’s failure to comply with Section 8.7 of this Agreement), and (iii) production declines through normal depletion or any adverse change in the production characteristics or downhole condition of a Well or other Asset, including a Well watering out, experiencing a collapse in the casing or sand infiltration, from and after the Effective Time (except as a result of Seller’s failure to comply with Section 8.1 or 8.2 of this Agreement).

4.10    Consents. No later than 5 Business Days after the Execution Date, Seller shall prepare and send notices to the holders of any consents to the assignment of the Assets (other than holders of consents that are customarily obtained subsequent to sale, conveyance or other transfer), all of which consents are described in Section 4.10 of the Disclosure Schedule, and Seller shall use its reasonable commercial efforts to obtain all such consents. If Buyer discovers other consents to the assignment of the Assets (other than holders of consents that are customarily obtained subsequent to sale, conveyance or other transfer and consents to assign that are described in Section 4.10 of the Disclosure Schedule) during the course of Buyer’s Due Diligence Review, Buyer shall promptly notify Seller of such consents and Seller shall use its reasonable commercial efforts to obtain such consents prior to Closing. If after the Execution Date Seller discovers other consents to the assignment of the Assets (other than holders of consents that are customarily obtained subsequent to sale, conveyance or other transfer and consents to assign that are described in Section 4.10 of the Disclosure Schedule), Seller shall promptly notify Buyer of such consents and Seller shall use its reasonable commercial efforts to obtain such consents prior to Closing. Except for consents that are customarily obtained subsequent to sale, conveyance or other transfer and consents that are not Material Consents, if a necessary consent to assign any Asset has not been obtained as of the Closing, then (i) such Asset shall be excluded from the Assets being sold to Buyer under this Agreement, the Base Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset shall thereafter be treated as an Excluded Asset, (ii) Seller shall use its reasonable commercial efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has been obtained as of the Final Settlement Date, the Allocated Value of such Assets shall be an upward adjustment to the Purchase Price on the Final Settlement Statement and Seller shall assign such Asset to Buyer, effective as of the Effective Time, pursuant to the other terms and conditions of this Agreement. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing evidence of financial condition (but such cooperation shall not require the payment of consideration by Buyer unless Buyer agrees).

4.11    Preferential Purchase Rights. No later than 5 Business Days after the Execution Date, Seller shall prepare and send notices to the holders of any preferential rights to purchase any part of the Assets that would be triggered by the transfer of the Assets by Seller to Buyer, all of which preferential rights are described in Section 4.11 of the Disclosure Schedule. If Buyer discovers other preferential rights to purchase any part of the Assets that would be triggered by the transfer of the Assets by Seller to Buyer (other than preferential rights that are described in Section 4.11 of the Disclosure Schedule) during the course of Buyer’s Due Diligence Review, Buyer shall promptly notify Seller of such preferential rights and Seller shall prepare and send notices to the holders of any such preferential rights no later than 5 Business Days after Buyer notifies Seller of such preferential rights. If after the Execution Date Seller discovers other preferential rights to purchase any part of the Assets that would be triggered by the transfer of the Assets by Seller to Buyer (other than preferential rights that are described in Section 4.11 of the Disclosure Schedule), Seller shall promptly notify Buyer of such preferential rights and Seller shall prepare and send notices to the holders of any such preferential rights no later than 5 Business Days after Seller notifies Buyer of such preferential rights. If, prior to Closing, any of such Persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets; provided that if the holder of such preferential right fails to consummate the purchase of such Assets prior to the Closing Date, then Seller shall notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets. All Assets for which a preferential purchase right is outstanding but has not been asserted prior to Closing, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. If one or more of the holders of any preferential purchase rights validly notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall immediately give notice thereof to Buyer, whereupon Buyer shall perform all valid preferential purchase right obligations of Seller to such holders and Buyer shall be entitled to receive (and Seller hereby assigns to Buyer all of Seller’s rights to) all proceeds received from such holders in connection with such preferential purchase rights. Buyer hereby agrees to indemnify, defend and hold harmless Seller from any claim by the holder of a preferential right with respect to the allocation of the Base Purchase Price among the Assets, including the Asset(s) subject to such preferential right.

4.12    Casualty Loss. Prior to Closing, if any material portion of an Asset is destroyed by fire or other casualty or if a portion of an Asset is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”) (provided that none of the matters covered by Section 4.9 shall constitute a Casualty Loss), at the option of Buyer (a) such Asset shall be excluded from this Agreement and the Base Purchase Price shall be reduced by the Allocated Value of the Asset and such Asset shall thereafter be treated as an Excluded Asset or (b) the Base Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), which amount shall not exceed the Allocated Value of the Asset (the Purchase Price adjustment, whether from excluding the Asset or agreement upon an appropriated adjustment, is herein called the “Net Casualty Loss”) and Seller shall retain all insurance proceeds and all claims against third parties with respect to the Casualty Loss. Seller, upon consent of Buyer, may elect to cure such Casualty Loss to the reasonable satisfaction of Buyer. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such real property is acceptable to Buyer in its sole discretion. If Seller elects to cure the Casualty Loss and does in fact cure the Casualty Loss to the reasonable satisfaction of Buyer, the affected Asset shall be included in the Assets and transferred to Buyer at the Closing with no adjustment to the Purchase Price.

ARTICLE 5

ENVIRONMENTAL MATTERS

5.1    Environmental Investigation.

(a)    Environmental Reports and Personnel. Subject to Section 3.1(b), Seller shall provide Buyer with access during the regular business hours of Seller to all information in Seller’s possession or control pertaining to the environmental condition of the Assets, including any environmental reports, permits, records, and assessments.

(b)    Environmental Assessment. Buyer may, or may engage a qualified environmental contractor to, conduct an on-site inspection, environmental assessment, and compliance audit of the Assets (an “Environmental Assessment”) at Buyer’s sole risk, Liability, and expense; provided that: (i) Buyer shall provide Seller with prior written notice of any activities conducted on-site at the Assets with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form reasonably acceptable to Seller; (iii) with respect to those Assets not operated by Seller, Buyer shall have first received the written consent of the operator of such Assets to the extent such consent is required (and Seller shall use commercially reasonable efforts to assist Buyer in obtaining such written consent); and (iv) Buyer shall not conduct, authorize, or permit any test drilling, sampling, or other on-site activities without prior written notice to, and the prior written consent of, Seller, which consent may be withheld at the sole discretion of Seller (together with the prior written notice to, and prior written consent of, the operator of those Assets not operated by Seller). In the event that (x) Buyer, in its reasonable discretion based on the findings of Buyer’s Environmental Assessment, determines that an invasive test or procedure (including test drilling, sampling, or other on-site activities) is needed with respect to an Asset and Buyer does not receive any necessary consents to conduct such invasive test or procedure or (y) Buyer is not granted access to an Asset for the purpose of conducting its Environmental Assessment, Purchaser may, in its sole discretion exclude the affected Asset, in which event the Base Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset shall thereafter be treated as an Excluded Asset. If Buyer or any of its Representatives prepares a final report with respect to its Environmental Assessment of the Assets, Buyer shall, pursuant to and in accordance with the terms of Section 3.3(a), furnish a copy thereof to Seller.

5.2    NORM and Asbestos. Some production equipment may contain asbestos or NORM. In this regard, the Parties expressly understand that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on the Lands or included in the Assets described herein may contain NORM and that NORM containing material may have been buried or otherwise disposed of on the Lands. Buyer and Seller also expressly understand that special procedures may be required for the Remediation, removal, transportation and disposal of asbestos or NORM from the Assets and Lands where such material may be found and that, after Closing, Buyer assumes all liability for or in connection with the assessment, containment, removal, Remediation, transportation and disposal of any such materials, in accordance with all existing or future applicable laws, rules, regulations and other requirements of any governmental or judicial bodies having jurisdiction and also with the terms and conditions of all applicable leases and other contracts. For purposes of this Agreement asbestos and NORM contaminated pipe, tubing, well and other equipment and materials that does not meet or exceed actionable levels of contamination or does not meet the requirements for a Non-De Minimus Environmental Defect shall not be an Environmental Defect.

5.3    Notice of Environmental Defects. Promptly upon discovery, but in any event prior to the Environmental Defect Notice Deadline, Buyer shall deliver to Seller written notices (each, a “Notice of Environmental Defect”) setting forth each Environmental Defect (other than those environmental matters described in Section 5.3 of the Disclosure Schedule (the “Disclosed Environmental Defects”)) affecting the Assets that Buyer’s Environmental Assessment identifies and that Buyer believes to be a Non-De Minimus Environmental Defect, together with a description in reasonable detail of the Environmental Defect (and, to the extent reasonably necessary to support such description, reports, assessments and other documentation in Buyer’s possession relating to such Environmental Defect) and Buyer’s good faith estimate of the cost to Remediate such Environmental Defect (the “Environmental Defect Value”). Without limitation of Buyer’s remedies for any breach by Seller of its representations and warranties in Article VI pertaining to environmental matters, Buyer shall be deemed to have conclusively waived (a) any Environmental Defect about which it fails to notify Seller in writing pursuant to a Notice of Environmental Defect prior to the Environmental Defect Notice Deadline and (b) the Disclosed Environmental Defects. Buyer shall have the right to exclude an Asset from this Agreement if Buyer’s good faith estimate of the Environmental Defect Value, as set forth in the Notice of Environmental Defect relating to such Environmental Defect exceeds 50% of the Allocated Value of the Asset affected thereby, in which event the Base Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset shall thereafter be treated as an Excluded Asset; provided, that Buyer’s right to exclude any such Asset shall not apply to an Asset with an Allocated Value of less than $100,000 unless Buyer’s good faith estimate of the Environmental Defect Value relating to the Environmental Defect affecting such Asset exceeds $200,000.

5.4    Environmental Defect Adjustments. With respect to each Non-De Minimus Environmental Defect timely asserted by Buyer pursuant to Section 5.3, the Parties shall, no later than 10 Business Days after the Environmental Defect Notice Deadline, attempt in good faith to reach agreement on the existence of such Non-De Minimus Environmental Defect and the Environmental Defect Value relating thereto. In the event the Parties do not reach such agreement by the end of such 10 Business Day period, then:

(a)    Seller and Buyer shall each have the option to submit the existence of the Non-De Minimus Environmental Defect and/or the Environmental Defect Value to binding determination by the Environmental Expert pursuant to Section 5.5; or

(b)    Seller and Buyer may mutually agree to exclude the affected Asset from the Assets being sold to Buyer under this Agreement, in which event the Base Purchase Price shall be reduced by the Allocated Value of such Asset and such Asset shall thereafter be treated as an Excluded Asset.

At Closing, the Environmental Defect Value of any Non-De Minimus Environmental Defect that is submitted for dispute pursuant to Section 5.4(a) shall be deposited into the Defect Escrow Account pursuant to the Defect Escrow Agreement and shall be deducted in the calculation of the Closing Amount. On the date that the dispute relating to such Non-De Minimus Environmental Defect is resolved pursuant to Section 5.5, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent, pursuant to the Defect Escrow Agreement, to disburse the associated Environmental Defect Value (and any interest and earnings thereon) in accordance with the decision of the Environmental Expert (for the avoidance of doubt, if the Environmental Defect Deductible has not been satisfied at the time of such disbursement, the Environmental Defect Value shall be disbursed to Seller until satisfaction of the Environmental Defect Deductible).

5.5    Expert Determination of Environmental Defect Values. If, pursuant to Section 5.4(a), the existence of a Non-De Minimus Environmental Defect or the Environmental Defect Value thereof is submitted to expert arbitration, then the arbitration shall be conducted pursuant to this Section 5.5.

(a)    The determination shall be conducted before a single Person (the “Environmental Expert”). The Environmental Expert shall be neutral, not an affiliate, employee or consultant of either Party and shall be an environmental consultant with at least 10 years of experience in the oil and gas industry in the State of Texas.

(b)    The Parties shall mutually agree on the Environmental Expert; provided if the Parties are not able to mutually agree on the Environmental Expert within 5 Business Days after the matter is submitted to arbitration, the Environmental Expert shall be selected by the Dallas, Texas office of the American Arbitration Association (or in the event that there is no such office in Dallas, Texas at such time, by any other office of the American Arbitration Association) and such arbitration shall take place in Midland, Texas.

(c)    Within 10 Business Days of the selection of the Environmental Expert, the Parties shall provide to the Environmental Expert the following materials:

(i)    Buyer’s Notice of Environmental Defect and all documentation provided therewith shall be provided to the Environmental Expert (and Buyer shall be allowed to supplement such Notice of Environmental Defect with additional documentation or information supporting the existence of such Environmental Defect and/or Seller’s good faith estimate of the Environmental Defect Value), and Seller shall provide such evidence and documentation as Seller deems appropriate related to, or to dispute Buyer’s assertion of the existence of, the Non-De Minimus Environmental Defect or the Environmental Defect Value assigned thereto by Buyer in the Notice of Environmental Defect, together with Seller’s good faith estimate of the Environmental Defect Value, if any;

(ii)    Sections 5.2, 5.3, 5.4 and 5.5 of this Agreement, and the applicable portions of Exhibits A, B, C and D to this Agreement, together with any definitions of terms used in such Sections and Exhibits, but no other provisions of this Agreement; and

(iii)    Any other additional information requested by the Environmental Expert.

(d)    The Environmental Expert shall make his determination and provide to the Parties written findings within 15 Business Days after he has received the materials under Section 5.5(c). The decision of the Environmental Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Buyer’s position with respect to the Environmental Defect (or a position in between Seller’s position and Buyer’s position). The Environmental Expert shall make a separate determination with respect to each Environmental Defect and Environmental Defect Value submitted.

(e)    Each Party shall be responsible for paying its own costs of presenting its case to the Environmental Expert, and the costs of the Environmental Expert shall be borne one-half by Seller and one-half by Buyer.

(f)    The written findings of the Environmental Expert need only set forth the Environmental Expert’s award with respect to each Environmental Defect and Environmental Defect Value, and not the Environmental Expert’s rationale for the award.

(g)    The Environmental Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.

(h)    The Parties agree to execute such agreements as may be reasonably requested or required by the Environmental Expert, including any engagement letters, releases and indemnities consistent with this Agreement.

5.6    Environmental Defect Reduction Amount. In the event (a) the aggregate amount of all Environmental Defect Values attributable to Non-De Minimus Environmental Defects as finally determined (whether by agreement or arbitration), exceeds (b) the Environmental Defect Deductible, then the Base Purchase Price shall be reduced by such excess (the “Environmental Defect Reduction Amount”), and such reduction shall be reflected, to the extent determined on the date the Preliminary Settlement Statement is delivered, on the Preliminary Settlement Statement, and otherwise on the Final Settlement Statement.

5.7    “As Is, Where Is” Purchase. Except as otherwise provided in this Agreement, Buyer shall acquire the Assets (including Assets for which a notice was given under Section 5.3 that are not otherwise excluded from this Agreement) in an “AS IS, WHERE IS” condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites that may not have been revealed by Buyer’s investigation. Subject to Article 15, at and after the Closing, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer, regardless of when the responsibility and liability arose.

5.8    Assumed Environmental Liabilities. From and after the Closing, Buyer shall be deemed to have assumed and agreed to perform and pay (or cause to be performed and paid) any and all duties, obligations, liabilities and other Losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation of pollution or contamination and expenses for the modification, repair or replacement of facilities on the Lands) directly or indirectly caused by or otherwise involving any environmental condition of the Assets, where created or existing before, on or after, the Effective Time, including the presence, disposal or release of any Hazardous Material, on or under the Assets, including those brought or assessed by any Persons on account of post-Effective Time personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) (the “Assumed Environmental Liabilities”).

ARTICLE 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties:

6.1    Existence.

(a)    Cimarex (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is duly qualified to do business in the State of Texas.

(b)    Prize (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is duly qualified to do business in the State of Texas.

(c)    Magnum Hunter is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

6.2    Power and Authority. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller pursuant to this Agreement, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller pursuant to this Agreement will not violate, nor be in conflict with, (i) any provision of Seller’s organizational or governing documents, (ii) any agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, law, rule or regulation applicable to Seller.

6.3    Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller pursuant to this Agreement have been duly and validly authorized by all requisite corporate action on the part of Seller.

6.4    Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been, duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

6.5    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

6.6    Liabilities for Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.7    Liens. Except for the Permitted Encumbrances, Seller’s interest in the Assets is free and clear of all liens, claims, security interests, mortgages, charges and encumbrances created by, through or under Seller.

6.8    Taxes. Except as set forth in Section 6.8 of the Disclosure Schedule, all Taxes and assessments pertaining to Seller’s interest in the Assets or the production of Hydrocarbons therefrom for all taxable periods that are due and payable have been properly paid. Seller has not received any written notice from any governmental authority of any delinquency in the payment of Taxes on the Assets or the production of Hydrocarbons from the Assets. All Tax returns required to be filed by Seller with respect to such Taxes have been duly and timely filed. There is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Tax arising from the ownership of the Assets or the production of Hydrocarbons from the Assets. None of the Assets are subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

6.9    Litigation. Except as set forth in Section 6.9 of the Disclosure Schedule (“Existing Seller Claims”), there is no action, suit, proceeding, claim or, to its knowledge, investigation, pending or, to its knowledge, threatened, against Seller or any of its Assets in any court or by or before any governmental authority or arbitration or mediation that would materially adversely affect the value of the Assets taken as a whole, or impair Seller’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby. No condemnation or eminent domain proceedings are pending, or, to Seller’s knowledge, threatened, by any governmental authority affecting any of the Assets. Seller has not received any notice of potential liability or request for information, in each case with respect to any location used for the off-site disposal of Hazardous Materials.

6.10    No Notice of Violation. Except as set forth in Section 6.10 of the Disclosure Schedule, Seller has not received written notice of any continuing or uncured violation on the part of Seller of any laws (including Environmental Laws) applicable to the Assets or of any license or permit, which violation or violations have not been cured, abated or otherwise remedied and would, singularly or in the aggregate, adversely affect the ownership, operation or value of Seller’s interest in any of the Assets.

6.11    Material Agreement; Notice of Defaults.

(a)    The Material Agreements include all contracts and agreements that materially affect Seller’s interest in the Assets, or any portion of the Assets or that involve the performance of services or the delivery of goods or materials by or to Seller or require expenditures in excess of $200,000 per year. Except for the Material Agreements, Seller is not subject to any agreement relating to its interest in the Assets or with any Affiliate of Seller that cannot be terminated by Buyer after Closing without penalty, cost or liability.

(b)    Seller has not received written notice of any continuing or uncured default on the part of Seller with respect to any contractual obligation (including any Lease or Material Agreement), which default or defaults would, singularly or in the aggregate, materially adversely affect the ownership, operation or value of Seller’s interest in any of the Assets. There is no existing material default on the part of Seller or, to Seller’s knowledge, any other Person under any Material Agreement. To Seller’s knowledge, there is no existing event or circumstance which with notice or lapse of time would give rise to a material default on the part of Seller or any other Person under a Material Agreement. All Material Agreements are in full force and effect and constitute the valid and binding obligation of Seller, and to Seller’s knowledge, the other parties thereto, and are enforceable in accordance with their respective terms.

6.12    Production Sales Contracts. Except as set forth in Section 6.12 of the Disclosure Schedule, Seller’s interests in the Assets are not subject to any contract for the sale of Hydrocarbons attributable to periods after the Effective Time other than contracts that can be terminated on 90 days’ or less prior notice. Except as set forth in Section 6.12 of the Disclosure Schedule, Seller’s interest in the Assets is not encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from such interest in the Assets without receiving payment at the time of or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract).

6.13    Plugging Notices and Demands. Except as set forth in Section 6.13 of the Disclosure Schedule, Seller has not received any notices or demands from governmental authorities or other third parties to plug, dismantle or abandon any of the Wells and Seller is not obligated as of the Effective Date by any Laws to plug, dismantle or abandon any of the Wells of Seller.

6.14    Imbalances. Except as set forth in Section 6.14 of the Disclosure Schedule, there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Assets as of the date hereof.

6.15    Governmental Licenses. Except as set forth in Section 6.15 of the Disclosure Schedule, Seller has obtained all material governmental permits, licenses, registrations and other authorizations required (including those required under Environmental Law) to be obtained by Seller to own and, with respect to that portion of the Assets, if any, operated by Seller, to operate the Assets.

6.16    Compliance with Laws. Except for violations that in the aggregate would not, individually or in the aggregate, have a material adverse effect on the Assets, Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, any law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority applicable to the Assets (excluding royalties, which are addressed in other provisions of this Agreement). None of the Assets are subject to any order or agreement with any Governmental Authority with respect to Environmental Law.

6.17    Suspense Accounts. Except as set forth in Section 6.17 of the Disclosure Schedule, Seller does not hold any third party funds in suspense with respect to production of Hydrocarbons from any of the Assets.

6.18    Consents and Preferential Rights. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no required consents which may be applicable to the sale of the Assets by Seller as contemplated by this Agreement. Except as set forth in Section 4.11 of the Disclosure Schedule, there are no preferential rights to purchase, rights of first refusal, rights of first offer, or tag-along rights which may be applicable to the sale of the Assets by Seller as contemplated by this Agreement.

6.19    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller (whether by Seller or a third Person). Immediately prior to, and immediately subsequent to, the Closing, (a) Seller will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) Seller will have sufficient capital with which to conduct its business.

6.20    Wells and Equipment; Personal Property. All Wells operated by Seller or its Affiliates and, to Seller’s knowledge, all other Wells have been drilled and completed within the limits permitted by all applicable Leases and no such Well operated by Seller or its Affiliates and, to Seller’s knowledge, no such other Well is subject to penalties on allowables after the Effective Date because of any overproduction or any other violation of laws. To Seller’s knowledge, all currently producing Wells (and related equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. Seller has good and marketable title to, or valid rights to lease or otherwise use, all items of personal property that are included in the Assets, in each case free and clear of all liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

6.21    Non-Consent Operations. Except as set forth on Section 6.21 of the Disclosure Schedule, Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in such Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

6.22    Outstanding Capital Commitments; Payout Balances. Except as set forth on Section 6.22 of the Disclosure Schedule, there are no outstanding authorities for expenditure, known to Seller, which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $100,000, net to the interest of Seller. Provided, however, should Seller discover, prior to Closing, authorities for expenditures which were in existence as of the Execution Date and that have been omitted from Section 6.22 of the Disclosure Schedule, Seller shall promptly notify Buyer of such omitted items and may supplement and amend Section 6.22 of the Disclosure Schedule to include such omitted items (and in the event Buyer obtains knowledge of any such omitted items prior to Closing, Buyer shall promptly notify Seller of such omitted items) so long as the aggregate amount of expenditures with respect to such omitted items added to Section 6.22 of the Disclosure Schedule after the Execution Date does not exceed 1.5% of the Base Purchase Price . The Parties further agree that any such authorities for expenditures added to Section 6.22 of the Disclosure Schedule, shall, for purposes of the correctness of Seller’s representations in Section 6.22 or breaches thereof, as applied in Buyer’s conditions in Section 10.3(a), be subject to the indemnity cap and deductible set forth in Section 15.3(a)(ii), otherwise limited to breaches of other representations arising after Closing. As of the date of this Agreement, the payout balance for each Well and overriding royalty interest that has a payout balance is reflected in Section 6.22 of the Disclosure Schedule as of the respective date shown thereon.

ARTICLE 7

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties:

7.1    Existence. Buyer is a corporation, duly organized, validly existing and formed under the laws of the State of Delaware, and Buyer is duly qualified and in good standing in the State of Texas.

7.2    Power and Authority. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with: (i) any provision of Buyer’s organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3    Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing have been duly and validly authorized by all requisite action on the part of Buyer.

7.4    Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

7.5    Liabilities for Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.6    Litigation. There is no action, suit, proceeding, claim or, to its knowledge, investigation by any Person pending or, to Buyer’s knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

7.7    Independent Evaluation. Buyer is knowledgeable about the oil and gas business and Buyer is aware of its risks. Buyer has been afforded the opportunity to examine the Records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller and Seller’s authorized representatives have compiled or generated; provided Buyer acknowledges and agrees that, except for the representations and warranties of Seller contained in this Agreement, neither Seller nor any other Seller Indemnified Party has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of

Seller contained in this Agreement, as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets or reserves, the ability to develop the Assets or to obtain any permits required to develop the Assets, or any projections as to events that could or could not occur. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement (including the representations and warranties of Seller contained in this Agreement) and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum (including oil and natural gas) and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom. Buyer’s Representatives have been given opportunities to visit the offices of Seller or Seller’s Representatives and have been given opportunities to examine the Records. Except as expressly provided in this Agreement, absent any fraudulent conduct by Seller, neither Seller nor any other Seller Indemnified Party shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Seller or any other Seller Indemnified Party.

7.8    Securities Laws. Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition. Buyer is able to bear the economic risk of its acquisition of the Assets and, at the present time, is able to afford a complete loss of such investment. The Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any securities registration or qualification requirements of any securities laws.

7.9    Qualification. Buyer is and will continue through the Closing to be qualified to own and operate the Assets, including meeting all bonding requirements.

7.10    Financial Resources. Buyer has or, as of the Closing, will have the financial resources available to close the transactions contemplated by this Agreement.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1    Operation Through Closing. Except as otherwise consented to in writing by Buyer or expressly provided in this Agreement, from the Execution Date to the Closing, Seller shall (a) maintain and operate the Assets in a good and workmanlike manner, consistent with past practices and as a reasonably prudent operator (provided, that in the case of Assets that are not operated by Seller or its Affiliates, Seller shall be in compliance with the forgoing obligation if it uses commercially reasonable efforts to cause the operator of such Assets to comply with such obligation), (b) subject to the provisions of Section 2.7, pay or cause to be paid its share of all Property Expenses incurred in connection with such operations that become due and payable, (c) maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar contract, (d) maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any third Person proposes to relinquish any such Leases or allow any such Leases to terminate or expire, (e) maintain in full force and effect all operating agreements, easements, rights-of-way, permits, and licenses that relate to the Assets, (f) maintain the books of account and records (including the Records) relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller, and (g) obtain Buyer’s written approval prior to voting under any operating, joint venture, partnership or similar agreement, which approval shall not be unreasonably withheld or delayed . To the extent Seller sends (as operator) or receives (as a non-operator) written AFE’s or actual notice of such that pertain to operations to be commenced after the Execution Date, Seller shall promptly (and in any event within 3 Business Days of sending of receiving) provide Buyer a copy of such AFE’s and shall consult with Buyer regarding all such matters and operations. Upon the Closing, to the extent Buyer becomes operator of such Assets, Buyer shall assume full responsibility for operations of the Assets operated by Seller. Seller does not warrant or guarantee that Buyer will become operator of the Assets or any portion thereof under any applicable joint operating agreements, as such will be controlled by the applicable joint operating agreements.

8.2    Restriction on Operations. From the Execution Date to the Closing, subject to Section 8.1, unless Seller obtains the prior written consent of Buyer to act otherwise, which consent will not be unreasonably withheld (and which shall be deemed to have been given by Buyer if Buyer fails to respond to a request from Seller for such consent within 5 Business Days (or 48 hours if a rig is on location and such request reasonably relates to activities involving such rig) after receipt of such request), Seller will not (a) plug or abandon any part of the Assets, (b) approve or commit to any operations on the Assets anticipated in any instance to cost more than $250,000 per activity net to Seller’s interest and that are attributable to periods after the Execution Date (excepting emergency operations, ongoing commitments under existing AFE’s described on Section 6.22 of the Disclosure Schedule), (c) convey, dispose of or encumber any part of the Assets (other than replacement of equipment or sale of oil, gas, and other Hydrocarbons produced from the Assets in the regular course of business and other than pursuant to existing well-takeover provisions in existing agreements (i.e. provisions that allow a third Person to takeover a well and the associated leasehold interests if Seller or its successor in interest expects to plug and abandon a well)) or enter into any farmout, farmin or other similar contract affecting the Assets, (d) materially amend or modify, terminate or extend any contract material to the operation of the Assets, including the Material Agreements, (e) not expressly waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, and (f) not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets.

8.3    Marketing. From the Execution Date to the Closing, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of 2 months.

8.4    Notices of Claims. Each Party shall promptly notify the other Party if, between the Execution Date and the Closing Date, such Party receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.9 or 7.6.

8.5    Compliance with Laws. During the period from the Execution Date to the Closing Date, Seller shall comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership of its interest in the Assets and, to the extent that it is the operator, the operation of the Assets.

8.6    Government Reviews and Filings. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each Governmental Authority as required to consummate the transaction contemplated hereby, including any required filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Each Party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with each Governmental Authority necessary to transfer title to the Assets.

8.7    Change of Operator. On the Closing Date, Seller will send out notifications of its resignation as operator under any operating agreements (and related agreements), effective as of the Closing Date for all Wells that Seller or any of its Affiliates currently operate. Each Party agrees to use its respective reasonable efforts to obtain all consents necessary to cause Buyer to be elected as the operator of that portion of the Assets currently operated by Seller as of the Closing Date, and Buyer hereby consents and agrees, subject to obtaining the necessary consents, to accept the designation and responsibilities as the operator of such Assets as of the Closing Date. Notwithstanding anything to the contrary contained in this Section 8.7, the Parties shall execute Texas Railroad Commission Form P-4s for all Wells currently operated by Seller or its Affiliates, naming Buyer (or its designated Affiliate) as operator of such Wells with the Texas Railroad Commission at Closing as provided in Section 12.2(f).

8.8    Confidentiality. The Confidentiality Agreement shall continue to apply to the Confidential Information (as defined therein), including the Records, until the Execution Date, and thereafter shall terminate with respect to Buyer. From and after Closing, Seller agrees to protect (and to cause its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, contractors, attorneys, advisors, lenders and investors, to protect) the Confidential Information (as defined in the Confidentiality Agreement), including the Records as confidential.

8.9    Required Bonding. Buyer shall obtain all required bonds and other surety arrangements relating to the ownership or operation of the Assets necessary to cause Seller’s bonds and surety arrangements with respect to the Assets to be released at and as of the Closing. No later than 5 Business Days prior to Closing, Buyer shall provide Seller with reasonably satisfactory evidence that all such bonds and surety arrangements have been obtained and will be in place as of the Closing.

8.10    Audits and Filings.

(a)    From and after the date of this Agreement until the date that is eighteen (18) months after the Closing Date, Seller shall cooperate (and shall use reasonable efforts to cause its Affiliates, employees and auditors to cooperate) with Buyer and its Affiliates and their respective agents and representatives to provide information that is within its possession or, if such information is in the possession of third Persons, which it can obtain or cause to be provided provide without unreasonable effort or expense, regarding the Assets to the extent Buyer believes it is reasonably necessary for Buyer and its Affiliates to comply with their tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority; and (ii) any filings that may be required by the United States Securities and Exchange Commission under securities Laws applicable to Buyer and its Affiliates.

(b)    Without limiting the generality of the foregoing, Seller will permit Buyer and its representatives to contact Seller’s (and, if applicable, its Affiliates’) current and historical accountants, auditors and employees, and Seller shall use reasonable efforts to cause its (and, if applicable, its Affiliates’) current and historical accountants, auditors and employees to (i) discuss, cooperate and provide information that is within its possession or, if such information is in the possession of third Persons, which it can obtain or cause to be provided provide without unreasonable effort or expense, regarding the Assets to the extent reasonably requested by Buyer or its representatives, in order for Buyer to prepare audited and unaudited historical financial statements for Buyer or the Assets and pro forma financial statements of Buyer’s parent or any of its subsidiaries, in each case as would be required in connection with reports, registration statements and other filings to be made by Buyer’s parent or any of its Affiliates’ with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder or the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder (collectively, “SEC Filings”) and (ii) cooperate with Buyer’s parent (and shall use reasonable efforts to cause its Affiliates’, auditors and employees to cooperate) with regard to responding to the United States Securities and Exchange Commission’s comments on such financial statements. In addition, from the date of this Agreement until the Closing, Seller agrees to reasonably cooperate with Buyer’s parent in connection with any potential financing by Buyer’s parent for the transactions contemplated by this Agreement (the “Potential Financing”), including providing information that is within Seller’s possession or, if such information is in the possession of third Persons, which it can obtain or cause to be provided provide without unreasonable effort or expense, regarding the Assets to the extent Buyer reasonably requests such information for the preparation of materials for meetings, drafting sessions, presentations, road shows and due diligence sessions for the Potential Financing and otherwise providing reasonable access to the employees of Seller (and, if applicable, its Affiliates’) during Seller’s (and its applicable Affiliate’s) normal business hours and at their normal locations of business in connection with the same; provided further that the access and cooperation obligations contained in this Section 8.10 shall not unreasonably interfere with the normal business operations of Seller. In addition, Seller and its employees shall not be required to sign representation letters to Buyer’s auditors and petroleum engineers. Buyer shall not use Seller’s reserve estimates, and Seller’s employees and independent engineers shall not be named as experts or as having prepared reserve estimates for reserves in Buyer’s SEC filings.

(c)    Buyer shall reimburse Seller promptly, but no later than ten (10) Business Days after a written demand is received, for any and all out-of-pocket costs and expenses incurred by Seller or any of its Affiliates, employees, accountants and auditors in performing Seller’s obligations of cooperation and assistance under this Section 8.10.

(d)    For a period of eighteen (18) months following the Closing, Seller shall retain all books, records, information and documents in its or its Affiliates’ possession that are reasonably necessary to prepare and audit financial statements with respect to the Assets, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

8.11    Exclusive Agreement. In consideration of the time and expense to be incurred by Buyer in its evaluation of the transactions contemplated by this Agreement, Seller agrees that until the earlier to occur of the termination of this Agreement or the Closing, Seller shall not, and shall not authorize or permit any of its respective subsidiaries, Affiliates or representatives to (a) solicit, initiate or encourage the submission from any Person of any proposal to directly or indirectly acquire any of the Assets by such Person (any proposal for such a transaction, an “Alternative Proposal”), (b) enter into any agreement with respect to, or approve or recommend, any Alternative Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to constitute, any Alternative Proposal (and any such activity that is being undertaken as of the date of this Agreement shall be terminated immediately). Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this Section 8.11 by any representative or Affiliate of Seller (to the extent such Person is acting on behalf of Seller’s instructions) shall be deemed to be a breach of this Section 8.11 by Seller.

ARTICLE 9

PERSONNEL

9.1    Available and Transferring Employees.

(a)    Section 9.1(a) of the Disclosure Schedule sets forth a list of all employees of Seller or its Affiliates who may be considered for employment by Buyer or its Affiliate (collectively, the “Available Employees”).

(b)    Not less than 14 days prior to the anticipated Closing Date, Buyer or its Affiliate, in its sole discretion, may make offers of employment, which offers will be effective as of the Closing Date and contingent upon the occurrence of Closing (“Employment Date”), to one or more of the Available Employees that it desires to employ. Any such offer of employment to an Available Employee shall be for a salary or wage rate that is at least as favorable as such Available Employee’s salary of wage rate as of the Execution Date. Available Employees offered employment shall have not less than

7 days to accept or reject the offer in writing with the final day of such period to occur not less than 2 days prior to the Closing Date. Those Available Employees who accept Buyer or its Affiliate’s offer of employment shall then terminate their employment with Seller or its Affiliate effective as of the Closing Date and commence employment with Buyer or its Affiliate as of the Employment Date (such Available Employees who actually become employees of Buyer or its Affiliate as of the Employment Date are referred to individually and collectively as “Transferring Employees”). Buyer shall be responsible for all costs, expenses, damages, liabilities and obligations arising from or relating to (i) the hiring of any Transferring Employee and (ii) pre-employment tests or inquiries required by Buyer or its Affiliate with respect to any Available Employee. Further, Buyer and Seller agree to equally share all costs, expenses and obligations for all Available Employees who are not offered employment by Buyer and not otherwise retained by Seller as a result of the Closing of this Agreement, in an amount of a severance payment equal to one year of base wages for each non-retained Available Employee.

(c)    From the Execution Date through the Closing Date, Seller shall cooperate with Buyer in permitting Buyer or its Affiliate reasonable access to the Available Employees to (i) interview during normal business hours, (ii) seek consent to perform background checks consistent with Buyer’s or its Affiliate’s pre-employment policies, (iii) administer or perform any pre-employment tests, inquiries or screening, and (iv) communicate any information concerning employment offers or employment with Buyer or its Affiliates.

9.2    Buyer’s Employee Benefit Plans.

(a)    Buyer or its Affiliate shall (i) provide an election to roll over the Transferring Employees’ interests under any Seller benefit plan that is tax qualified under Section 401(a) of the Code (excluding any plan loans), to any similar Buyer benefit plan that is tax qualified under Section 401(a) of the Code, and (ii) cause such Buyer benefit plan to accept any such rollovers if Buyer or its Affiliate determines, to its reasonable satisfaction, that any such rollover would not adversely affect the tax qualified status of its benefit plan.

(b)    Buyer or its Affiliate shall cause the Transferring Employees to be credited with credited employment service with Seller and its Affiliates under the employee benefit plans maintained by Buyer or its Affiliate for purposes of eligibility and vesting (and not for benefit accruals), but only if Seller or its Affiliate timely provides adequate records to Buyer or its Affiliate to support the determination of credited service which are reasonably satisfactory to Buyer or its Affiliate.

(c)    For each Transferring Employee, Buyer or its Affiliates shall make a commercially reasonable effort, subject to approval of the relevant insurers, to cause Buyer’s major medical, group health plan to apply towards any deductible requirements and out-of-pocket maximum limits applicable to the year of such Transferring Employee’s Employment Date under such Buyer’s plan, any amounts paid by such Transferring Employee during such year toward such requirements and limits under

Seller’s major medical, group health plan until the Employment Date. As soon as reasonably practical after each Transferring Employee’s Employment Date, and subject to compliance with any Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) restrictions or any other applicable laws concerning protected health information, Seller or its Affiliate shall provide to Buyer with all information that is reasonably necessary for Buyer to comply with its obligations pursuant to this Section 9.2(c) with respect to the affected Transferring Employees, and Buyer’s obligations under this Section 9.2(c) shall apply only if and to the extent that such information is timely received by Buyer and reasonably satisfactory to it. Notwithstanding the foregoing, Seller shall retain responsibility for any medical, dental or other health and other welfare benefit plan expenses and benefits with respect to any and all claims incurred with respect to each Transferring Employee and his or her dependents prior to the Employment Date.

9.3    WARN Act. Without limiting the provisions of Article 15, Seller shall be responsible for any WARN Act Obligations related to any Available Employees’ loss of employment that occurs on or prior to the Closing Date.

9.4    No Third Party Rights. Seller and Buyer acknowledge and agree that all provisions contained in this Article 9 are included for the sole benefit of Seller and Buyer and that nothing contained herein, express or implied, is intended to (i) confer upon any Person any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) constitute an amendment to or any other modification of any employee benefit plan, program or agreement of any kind or (iii) create any third party beneficiary or other rights in any other Person, any participant in any benefit plan or any dependent or beneficiary thereof. Nothing in this Agreement shall be interpreted as limiting the power of Seller or Buyer or any of their Affiliates to amend or terminate any particular employee benefit plan, program, agreement or policy.

ARTICLE 10

CONDITIONS TO CLOSING

10.1    Mutual Conditions. The obligations of the Parties at the Closing are subject to the satisfaction or waiver by both Parties at or prior to the Closing of the following conditions:

(a)    Changes in Laws and Orders. No Governmental Authority shall have enacted, issued, promulgated, or deemed applicable any Law, or issued or granted any Order, that is in effect and that has the effect of enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Transactions, and no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order.

(b)    No Proceeding. No Proceeding shall be pending or threatened in writing against any Party or the Assets that seeks to enjoin, make illegal, or otherwise prohibit or prevent the consummation of the Transactions.

10.2    Seller’s Conditions. The obligations of Seller at the Closing are subject to the satisfaction or waiver by Seller at or prior to Closing of the following conditions:

(a)    Representations and Warranties. All representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date).

(b)    Covenants. Buyer shall have performed or complied in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect) with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)    Closing Deliveries. Buyer shall have delivered or be prepared to deliver to Seller duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Buyer at Closing.

(d)    Adjustments. The sum of all downward adjustments to the Base Purchase Price made pursuant to Sections 2.7(b)(v), 2.7(b)(vi), 2.7 (b)(vii) and 2.7(b)(viii) shall be less than or equal to the Adjustment Termination Amount.

10.3    Buyer’s Conditions. The obligations of Buyer at the Closing are subject to the satisfaction or waiver by Buyer on or prior to the Closing of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of Seller contained in Article 6 of this Agreement shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date).

(b)    Covenants. Seller shall have performed or complied in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect) with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing.

(c)    Closing Deliveries. Seller shall have delivered or be prepared to deliver to Buyer duly executed copies of each of the documents or instruments required by this Agreement to be delivered by Seller at Closing.

(d)    Adjustments. The sum of all downward adjustments to the Base Purchase Price made pursuant to Sections 2.7(b)(v), 2.7(b)(vi), 2.7 (b)(vii) and 2.7(b)(viii) shall be less than or equal to the Adjustment Termination Amount.

ARTICLE 11

RIGHT OF TERMINATION AND ABANDONMENT

11.1    Termination. This Agreement may be terminated by Seller or Buyer under the following provisions:

(a)    By Seller, if the conditions set forth in Sections 10.1 and 10.2 are not satisfied or are not waived by Seller in writing, as of the Target Closing Date;

(b)    By Buyer, if the conditions set forth in Sections 10.1 and 10.3 are not satisfied or are not waived by Buyer in writing, as of the Target Closing Date;

(c)    By Buyer if the Closing has not occurred by the Outside Date;

(d)    By Seller if the Closing has not occurred by the Outside Date; or

(e)    By the mutual written agreement of the Parties;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clauses (a) through (d) above if such Party is at such time in material breach of its representations, warranties or covenants in this Agreement.

11.2    Liabilities Upon Termination.

(a)    Buyer’s Breach. If all conditions to the obligations of Buyer set forth in Sections 10.1 and 10.3 are satisfied or are waived by Buyer in writing and Seller terminates this Agreement pursuant to Section 11.1(a) or Section 11.1(d), and Seller has materially performed all of its obligations hereunder and has not materially breached any representation or warranty herein by Seller (collectively, a “Buyer’s Breach”), Seller shall retain the Deposit as liquidated damages. Such remedy shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to tender performance at Closing or other breach of this Agreement, and Seller expressly waives any and all other remedies, legal and equitable, that they otherwise may have had for Buyer’s wrongful failure to close. It is expressly stipulated by the Parties that the actual amount of the damages resulting from such a breach by Buyer would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

(b)    Seller’s Breach. If all conditions to the obligations of Seller set forth in Sections 10.1 and 10.2 are satisfied or are waived by Seller in writing and Buyer terminates this Agreement pursuant to Section 11.1(b) or Section 11.1(c), and Buyer has materially performed all of its obligations hereunder and has not materially breached any representation or warranty herein by Seller, Seller shall return the Deposit to Buyer immediately after the determination that the Closing will not occur, and Buyer shall retain any legal or equitable remedies for Seller’s breach of this Agreement, including specific performance; provided that Seller shall not have any liability to Buyer for consequential, special, punitive or exemplary damages, lost profits, or lost business opportunities arising out of or related to Seller’s breach of any provision of this Agreement.

(c)    Other Termination. If this Agreement is terminated pursuant to Section 11.1(e) or pursuant to Sections 11.1(a) – (d) in the absence of a Buyer’s Breach, Seller shall return the Deposit to Buyer immediately after such termination.

ARTICLE 12

CLOSING

12.1    Date of Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall be held on the Target Closing Date, provided if all the conditions to Closing set forth in Article 10 have not been satisfied or waived by such date, the Closing shall occur within 2 Business Days after the last of such conditions has been met or waived. The Closing shall be held at the offices of Seller in Denver, Colorado, at 9:00 a.m. or at such other time and place as the Parties may agree in writing.

12.2    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Assignment. The Parties shall execute, acknowledge and deliver (i) the Assignment, Bill of Sale and Conveyance effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording), warranting that, except for the Permitted Encumbrances, title to the Assets is free and clear of all liens, security interests and encumbrances created by, through or under Seller, but not otherwise, but disclaiming any warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed “AS IS, WHERE IS”; and (ii) such other assignments and assumptions (in a form and content substantially similar to the Assignment, Bill of Sale and Conveyance), bills of sale, or deeds necessary to transfer the Assets to Buyer.

(b)    Preliminary Settlement Statement. The Parties shall execute and deliver the Preliminary Settlement Statement.

(c)    Closing Amount. Buyer shall deliver to Seller the Closing Amount, less the Deposit, by federal funds wire transfer to the account designated by Seller as provided in Section 2.6.

(d)     Letters-in-Lieu. The Parties shall execute and deliver all necessary letters-in-lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

(e)    Non-Foreign Person Affidavit. Cimarex, Prize and Magnum Hunter shall each execute and deliver to Buyer a Non-Foreign Person Affidavit.

(f)    Change of Operator Forms. The Parties shall execute appropriate change of operator forms with respect to those Assets that will be operated by Buyer after Closing in accordance with Section 8.7 and Seller shall, pursuant to Section 8.7 execute and deliver to Buyer resignation of operator letters in a form reasonably acceptable to Buyer.

(g)    Seller’s Certificate. Seller shall execute and deliver to Buyer (i) a certificate, in form and substance reasonably satisfactory to Buyer, duly executed by an authorized officer of Seller, certifying on behalf of Seller, that the conditions set forth in Section 10.3(a) and (b) have been fulfilled and (ii) a certificate, in form and substance reasonably satisfactory to Buyer, duly executed by an authorized officer of Seller, (x) attaching and certifying on behalf Seller complete and correct copies of the resolutions of the governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (y) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing.

(h)    Buyer’s Certificate. Buyer shall execute and deliver to Seller (i) a certificate, in form and substance reasonably satisfactory to Seller, duly executed by an authorized officer of Buyer, certifying on behalf of Buyer, that the conditions set forth in Section 10.2(a) and (b) have been fulfilled and (ii) a certificate, in form and substance reasonably satisfactory to Seller, duly executed by an authorized officer of Buyer, (x) attaching and certifying on behalf Buyer complete and correct copies of the resolutions of the governing body of Buyer authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby and (y) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any document delivered in connection with the Closing.

(i)    Lien Releases. Releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets.

(j)    Possession. Seller shall deliver possession of the Assets to Buyer.

(k)    Defect Escrow Agreement. If necessary pursuant to Section 4.5(a) and/or Section 5.4, Buyer and Seller shall each execute and deliver to the Escrow Agent an escrow agreement that is jointly signed by Buyer and Seller in a mutually acceptable form that complies with the Section 4.5(a) and/or Section 5.4 requirements (as applicable) of this Agreement (the “Defect Escrow Agreement”).

(l)    Other Items. Each Party shall deliver all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by the other Party.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1    Post-Closing Adjustments. On or before 120 days after the Closing Date, Seller with the assistance of Buyer’s staff and with access to such records as reasonably necessary, shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement

Statement”) setting forth each adjustment to the Base Purchase Price or payment that was not finally determined as of the Closing (including payments pursuant to Section 4.8 relating to any Title Defect Reduction Amount and Section 5.5 relating to any Environmental Defect Reduction Amount) and showing the calculation of such adjustment and the resulting Purchase Price as finally adjusted (the “Final Purchase Price”). The Final Settlement Statement shall set forth all Wells (on a Well-by-Well or property-by-property basis) and pipeline imbalances for which no adjustments to the Base Purchase Price were made in the Preliminary Settlement Statement. As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any event on or before 30 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement within such 30 day period shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt in good faith to agree with respect to the changes proposed by Buyer, if any, no later than 30 days after receipt by Seller of Buyer’s comments on the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount plus the Deposit plus the amount deposited into the Defect Escrow Account at Closing, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount plus the Deposit plus the amount deposited into the Defect Escrow Account at Closing, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within 5 Business Days after the Final Settlement Date. No further adjustments to the Base Purchase Price shall be made.

13.2    Settlement Statement Dispute Resolution. If the Parties are unable to resolve any dispute concerning the Final Settlement Statement or Final Purchase Price (other than disputes covered by Section 4.7 or Section 5.5) on or before 30 days after receipt by Seller of Buyer’s comments on the proposed Final Settlement Statement, such dispute shall be finally determined by binding arbitration in Midland, Texas, with the Dallas, Texas office of Moss Adams LLP, acting as a single arbitrator, pursuant to the Commercial Arbitration Rules of the AAA, and the arbitrator’s determination shall be final and binding upon Seller and Buyer. The fees charged by the arbitrator for making a determination under this Section 13.2 shall be paid one-half by Buyer and one-half by Seller.

13.3    Records. Seller shall make the Records available in electronic form, or if not available in electronic form, for pick up by Buyer at a mutually agreeable time, in each case, promptly after Closing (but in any event no later than 5 Business Days after Closing). Seller may retain copies of the Records; provided, that shall be subject to Section 8.8 with respect to such copies. For a period of seven years after the Closing, the Records shall be made available to Seller for review and copying (at Seller’s expense) as reasonably requested at any time after Closing by Seller. Buyer agrees not to destroy or otherwise dispose of the Records for a period of seven years after the Closing without giving Seller reasonable notice and an opportunity to copy the Records.

13.4    Suspense Accounts. At Closing Seller shall transfer to Buyer, and Buyer shall assume, any Suspense Accounts. Buyer will assume full and complete responsibility and liability in accordance with applicable Law for proper handling and payment of such amounts and all accounts and for all monies payable to royalty owners, mineral owners and other Persons with an interest in production of Hydrocarbons before, on or after the Effective Time and of maintaining any necessary suspense accounts relating to production of Hydrocarbons before, on or after the Effective Time.

13.5    Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the name “Cimarex”, “Prize”, “Magnum Hunter” and any variants thereof from the Assets and shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its affiliates.

13.6    Further Assurances. From time to time after Closing, the Parties shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and take such other action as may be reasonably requested in order to accomplish the purposes of the transactions contemplated by this Agreement.

ARTICLE 14

TAXES

14.1    Responsible Party. All Property Taxes and Severance Taxes attributable to the ownership or operation of the Assets prior to the Effective Time are the Seller’s responsibility, subject to the remaining provisions of this Section 14.1, and all refunds pertaining to the aforementioned Taxes, no matter when received, belong to Seller. All Property Taxes and Severance Taxes attributable to the ownership or operation of the Assets on or after the Effective Time are the responsibility of Buyer, subject to the remaining provisions of this Section 14.1, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer. Severance Taxes shall be attributable to the period during which production occurred. Property Taxes, whether or not based on production, shall be prorated based on a percentage of the assessment period occurring before the Effective Time. Property Taxes calculated based on production (other than Severance Taxes) shall be deemed by the Parties to be attributable to the Tax period for which the Tax is levied. Subject to Section 2.7, Buyer shall pay all Property Taxes and Severance Taxes attributable to the ownership or operation of the Assets and not paid on or prior to the Closing Date. Property Taxes and Severance Taxes that are attributable to the ownership and operation of the Assets prior to the Effective Time and that are not paid as of the Closing Date shall be treated as a reduction in the Base Purchase Price under Section 2.7, and Property Taxes and Severance Taxes that are attributable to the ownership and operation of the Assets after the Effective Time and that are paid by Seller prior to the Closing Date shall be treated as an increase in the Base Purchase Price under Section 2.7. The Parties shall estimate all Property Taxes and Severance Taxes attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and prior to Closing Date and incorporate such estimate into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.

14.2    Transfer Taxes. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”). If a determination is ever made that a Transfer Tax applies, Buyer will be liable for such Transfer Tax. Buyer shall prepare and timely file or cause to be filed all required tax returns and reports for, or related to, or incident to such Transfer Taxes.

14.3    Tax-Deferred Exchange Option. Either Party may elect to effect a tax-deferred exchange under Internal Revenue Code §1031 (a “Tax Deferred Exchange”) for all or part of the Assets at any time prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided that the other Party incurs no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller and Buyer may assign any of their respective rights and delegate performance of any of their respective duties under this Agreement in whole or in part to a Third Party in order to effect such an exchange; provided that the Electing Party will remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The Electing Party will indemnify and hold other Party harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Section 14.3 pursuant to the request of the Electing Party.

14.4    Allocation of Values. Seller and Buyer agree that the transaction under this Agreement is not subject to the reporting requirement of Section 1060 of the Code and that, therefore, IRS Form 8594 (Asset Acquisition Statement Under Section 1060) is not required to be and will not be filed for this transaction. In the event that the Seller and Buyer mutually agree that a filing of Form 8594 is required, Seller and Buyer will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

14.5    Tax Returns and Reports. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns (other than income tax returns) received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 14.1 and 15.3(a), to pay all Taxes payable with respect to the Assets. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

ARTICLE 15

ASSUMPTION AND RETENTION OF

OBLIGATIONS; INDEMNIFICATION

15.1    Buyer’s Assumption of Liabilities and Obligations. Except to the extent covered by Seller’s indemnification of Buyer under Section 15.3(a), upon Closing, Buyer shall assume and pay, perform, fulfill and discharge: (a) all claims, costs, expenses, liabilities, obligations and other Losses (other than the Assumed Environmental Liabilities) accruing or relating to the ownership or operation of the Assets before, on or after the Effective Time, including the owning, developing, exploring, operating and maintaining of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets, including all obligations of liabilities arising under the Material Agreements, the payment of Property Expenses, the make-up and balancing obligations for overproduction of gas from the wells (subject to adjustments to the Base Purchase Price set forth in Section 2.7(c)), and all liability for Royalties and similar payments, with respect to the Assets, (b) any Suspense Accounts as provided in Section 13.4, (c) Buyer’s Plugging and Abandonment Obligations, and (d) the Assumed Environmental Liabilities (collectively, the “Assumed Liabilities”).

15.2    Buyer’s Plugging and Abandonment Obligations. As part of the Assumed Liabilities, upon Closing, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets (“Buyer’s Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before, on or after the Effective Time:

(a)    The necessary and proper plugging, replugging and abandonment of the Wells as required by applicable laws, regulations or contract;

(b)    The necessary and proper removal, abandonment and disposal of all structures, facilities, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets as required by applicable laws, regulations or contract;

(c)    The necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets as required by applicable laws, regulations or contract; and

(d)    The necessary and proper restoration of the surface and subsurface to the condition as required by applicable laws, regulations or contract.

15.3    Indemnification. After the Closing, the Parties shall indemnify each other as follows:

(a)    Seller’s Indemnification of Buyer. Subject to the limitations set forth below, Seller shall indemnify, defend and save and hold harmless Buyer and its Affiliates, and its and their respective Representatives (the “Buyer Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with:

(i)    (Certain Representations) any breach by Seller of any of its representations or warranties under Sections 6.1 through 6.6, inclusive, Section 6.8 and Section 6.19;

(ii)    (Other Representations) any breach by Seller of any of its representations or warranties under Sections 6.7, Section 6.9 through 6.18, inclusive, and Section 6.20 through 6.22, inclusive; provided (A) Seller shall not have any liability for claims made under this clause (ii) after the first anniversary of the Closing Date; (B) Seller shall have liability for claims made under this clause (ii) only to the extent that such claims in the aggregate exceed a deductible amount equal to 1.5% of the Base Purchase Price; and (C) Seller’s aggregate liability for all claims made under this clause (ii) shall be limited to and shall not exceed 20% of the Base Purchase Price;

(iii)    (Covenants and Agreements) any breach by Seller of its covenants or agreements under this Agreement; provided that Seller shall not have any liability for claims made under this clause (iii) after the second anniversary of the Closing Date;

(iv)    (Royalties) any Royalties payable by Seller on or attributable to production from the Assets during the period prior to the Effective Time; provided Seller shall not have any liability for claims made under this clause (iv) after the second anniversary of the Closing Date;

(v)    (Property Expenses) any Property Expenses (excluding Assumed Environmental Liabilities and Buyer’s Plugging and Abandonment Obligations) that are attributable to periods prior to the Effective Time; provided Seller shall not have any liability for claims made under this clause (v) after the second anniversary of the Closing Date;

(vi)    (Personal Injury) any claim by any Person for personal injury or wrongful death that is attributable to events relating to the Assets and occurring during the period prior to the Closing Date; provided Seller shall not have any liability for claims made under this clause (vi) after the second anniversary of the Closing Date;

(vii)    (Taxes) any Taxes allocable to Seller under Section 14.1 (to the extent not taken into account as an adjustment to the Base Purchase Price pursuant to Section 2.7); provided that Seller shall have no liability for claims made under this clause (vii) after the expiration of the applicable statute of limitations with respect to such matter;

(viii)    (Indemnified Title Defect) any Indemnified Title Defect to the extent set forth in Section 4.5(b)(iii);

(ix)    (Excluded Assets) any claim by any Person relating to ownership, use or operation of the Excluded Assets;

(x)    (Existing Litigation) any Existing Seller Claims and any litigation that should have been set forth on Section 6.9 of the Disclosure Schedule;

(xi)    (Offsite Disposal) any claim by any Person for offsite disposal prior to the Closing Date of Hazardous Materials, NORM, asbestos, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or any other materials of any nature produced from the Assets;

(xii)    (Former Employees) any claim by any employees of Seller or its Affiliates relating to the employment or termination thereof by Seller or its Affiliates, and the compensation and benefits inuring thereto;

(xiii)    (Debt of Seller) any debt of Seller, whether or not relating to or encumbering the Assets;

(xiv)    (Corporate Governance) any claim relating to current or former Affiliates, partners, managers, members, directors, officers and employees of Seller or of its respective current or former Affiliates, partners, managers, members, directors, officers and employees to the extent arising out of the governance of Seller; and

(xv)    (Civil and Criminal Matters) any civil fines or penalties or criminal sanctions imposed on Seller or its Affiliates to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates.

PROVIDED THAT SELLER’S LIABILITY WITH RESPECT TO CLAIMS UNDER THIS SECTION 15.3 SHALL BE FURTHER LIMITED AS FOLLOWS:

(A)    Losses arising from diminution of value of an Asset shall in no event exceed the Allocated Value of such Asset as set forth in Exhibit C, less the net proceeds received by Buyer therefrom; and

(B)    Seller shall have liability for all claims made under Section 15.3(a)(ii) through (a)(vi) (other than claims relating to the covenant in Section 13.6) only to the extent that such claims in the aggregate exceed a deductible amount equal to 1.5% of the Base Purchase Price; and

(C)    Seller’s aggregate liability for all claims made under Section 15.3(a)(ii) through (a)(vi) (other than claims relating to the covenant in Section 13.6) shall be limited to and shall not exceed an amount equal to 20% of the Base Purchase Price.

(b)    Buyer’s Indemnification of Seller. Buyer shall defend, indemnify, and save and hold harmless Seller and its Affiliates, and its and their respective Representatives (the “Seller Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with (i) the Assumed Liabilities

(including the Assumed Environmental Liabilities and Buyer’s Plugging and Abandonment Obligations) and (ii) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement.

(c)    Scope. Except as otherwise provided herein or prohibited by applicable Law, the indemnification obligations under this Agreement shall be without regard to the indemnified Person’s sole, joint or concurrent negligence, gross negligence, strict liability or other fault.

15.4    Procedure. The indemnification obligations contained in Section 15.3 shall be implemented as follows:

(a)    Coverage. Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

(b)    Claim Notice. The party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other party (the “Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 10 Business Days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

(c)    Information. Within 20 Business Days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 15 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party; provided that any failure to provide notice within such time period shall not affect the Indemnified Party’s rights to indemnification hereunder unless the Indemnifying Party is materially adversely affected by such failure. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 30 Business Days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent not to be unreasonably withheld. If the Indemnifying Party elects to assume control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the

Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which the Indemnifying Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party’s position with respect to such Claim.

15.5    No Insurance; Subrogation. To the extent of the indemnification obligations in this Agreement, Buyer and Seller hereby waive for themselves, their successors and assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

15.6    Reservation as to Non-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Person who is not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.

15.7    Exclusive Remedy. From and after Closing, absent fraud, the sole and exclusive remedy of the Parties with respect to the matters provided for in this Agreement shall be pursuant to the express provisions of this Article 15 (provided that Section 13.6 shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 15), the special warranty of title contained in the Assignment, Bill of Sale and Conveyance, Section 4.7 with respect to Title Defects, Title Defect Values and Interest Additions, Section 5.5 with respect to Environmental Defects and Environmental Defect Values, and Section 13.2 with respect to Settlement Statement Dispute Resolution.

15.8    Waiver of Right to Rescission. Other than Buyer’s right to enforce specific performance under Section 11.2, Seller and Buyer acknowledge that the payment of money shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement, the sale of the Assets to Buyer, or any of the transactions contemplated hereby.

15.9    Mutual Releases. Buyer shall be deemed to have released the Seller Indemnified Parties, at Closing, from any and all Losses for which Buyer has agreed to indemnify the Seller Indemnified Parties hereunder, and Seller shall be deemed to have released the Buyer Indemnified Parties, at Closing, from any and all Losses for which Seller has agreed to indemnify the Buyer Indemnified Parties hereunder.

ARTICLE 16

MISCELLANEOUS

16.1    Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating or entering into this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.

16.2    Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by a nationally recognized commercial overnight courier service with charges prepaid, or (d) by electronic mail, directed to the intended recipient as follows:

If to Seller:

Cimarex Energy Co. 1700 Lincoln, Suite 3700
Denver, Colorado 80203
Telephone:	(303) 285-4902
Email:	sbell@cimarex.com
Attention:	Stephen P. Bell

with a copy to:

Bryan Cave LLP 1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Telephone:	(303) 866-0227
Email:	phil.clark@bryancave.com
Attn:	Phil Clark

If to Buyer:

Callon Petroleum Operating Company 1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Telephone:	(281) 368-7716
Email:	mecklund@callon.com
Attention:	Michol Ecklund

with copy to:

Haynes and Boone, LLP 1221 McKinney, Suite 2100
Houston, Texas 77010
Telephone:	713-547-2084
Email:	bill.nelson@haynesboone.com
Attention:	Bill Nelson

A notice or other communication shall be deemed delivered and received on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a national commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed email transmission (acknowledgement from the intended recipient, such as by the “return receipt requested” function, as available, return message or other written acknowledgement), if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day). Either Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

16.3    Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed hereunder, constitute the entire Agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of Seller and Buyer pertaining to the subject matter hereof. For the avoidance of doubt, upon Closing the Confidentiality Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Confidentiality Agreement shall survive in accordance with its terms.

16.4    Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by Seller and Buyer and expressly identified as an amendment or waiver.

16.5    Assignment. Except as provided in Section 14.3, neither Party may assign all or any portion of its respective rights hereunder (including any of its rights under Article 15) or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party; provided Buyer may assign its rights and delegate its duties hereunder to any of its Affiliates provided Buyer and any such assignee or delegate remain jointly and severally liable for the performance of the duties, obligations and liabilities of Buyer hereunder.

16.6    Confidentiality of this Agreement. The Parties agree to keep the provisions of this Agreement confidential except as disclosure may be required by applicable law, rules and regulations of governmental agencies or stock exchanges or required by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or law. Buyer shall inform Seller in advance of all such disclosures by Buyer. Seller shall inform Buyer in advance of all such disclosures by Seller. Notwithstanding the foregoing, Seller shall be entitled to provide a copy of this Agreement to any preferential right holder or to any holder of a consent relating to the transfer of any portion of the Assets, together, in each case, with the identity of Buyer and such other terms as deemed by Seller to be necessary or expedient.

16.7    Press Releases and Announcements. The Parties shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby. Any press release or other announcements will be at a time and in a form reasonably acceptable to Seller and Buyer. The restrictions in this Section 16.7 and in Section 16.6 shall not apply if a Party makes a release or announcement and such release or announcement has been deemed in good faith by the releasing Party to be required by applicable law, rule, or regulation or under the rules and regulations of any applicable public stock exchange on which the shares of such Party or any of its Affiliates are listed.

16.8    Counterparts. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only on Agreement, but each counterpart shall be considered an original. This Agreement and any counterparts may be delivered by facsimile, portable document format or similar electronic transmission, and a facsimile, portable document format or similar electronic transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

16.9    Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits, Schedules or the executed assignment documents and the provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict or inconsistency between the provisions of the pro forma assignment documents and other transaction documents attached to this Agreement as Exhibits or Schedules and the assignment documents and other transaction documents actually executed by the Parties, the provisions of the executed assignment documents and other executed transaction documents shall take precedence.

16.10    Remedies, Governing Law and Jurisdiction. Except as provided in Section 4.7 with respect to Title Defects, Title Defect Values and Interest Additions, Section 5.5 with respect to Environmental Defects and Environmental Defect Values, and Section 13.2 with respect to Settlement Statement Dispute Resolution, and as otherwise provided in this Section 16.10, the Parties have all of the rights that they would have under law and equity with respect to any dispute hereunder. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE IN WHICH THE ASSETS ARE LOCATED NECESSARILY GOVERN WITH RESPECT TO MATTERS PERTAINING TO REAL PROPERTY, INCLUDING TITLE MATTERS AND CONVEYANCING. EACH OF THE PARTIES HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN MIDLAND, TEXAS AND FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREIN. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN A INCONVENIENT FORUM. TO THE EXTENT

THAT SUCH COURTS REFUSE TO EXERCISE JURISDICTION HEREUNDER, THE PARTIES AGREE THAT JURISDICTION SHALL BE PROPER IN ANY COURT IN WHICH JURISDICTION MAY BE OBTAINED. EACH OF BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH.

16.11    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and, except as otherwise prohibited, their respective successors and assigns.

16.12    Survival. The representations and warranties of the Parties shall survive to the extent claims for indemnification may be made for breach thereof under Article 15. The covenants of the Parties contained in this Agreement shall survive until they are fully performed.

16.13    No Third-Party Beneficiaries. Except as provided in Article 15, This Agreement is intended only to benefit the Parties and their respective permitted successors and assigns.

16.14    Limitation on Damages. The Parties expressly waive any and all rights to consequential, special, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement (other than consequential, special, punitive or exemplary damages or loss of profits suffered by third Persons for which responsibility is allocated between the Parties).

16.15    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

16.16    Knowledge and Reasonable and Good Faith Efforts. The knowledge or best knowledge of a Person, or similar phrases, shall mean for purposes of this Agreement, the actual knowledge of the Person. If the Person is a corporation or other entity other than a natural person, such actual knowledge must be on the part of the Person or Persons listed on Section 16.16 of the Disclosure Schedule with respect to such Person. Reasonable efforts, reasonable commercial efforts, or good faith efforts, as used in this Agreement, do not include the obligation to pay consideration.

16.17    Joint and Several Liability. Seller agrees and acknowledges that each of Cimarex, Prize and Magnum Hunter shall be jointly and severally liable for the obligations of Seller under this Agreement.

16.18    Disclaimers.

(a)    Disclaimers Conspicuous. The Parties agree that, to the extent required by applicable Law to be operative, the disclaimers contained in this Section 16.18 are “conspicuous” disclaimers for the purposes of any applicable Law.

(b)    No other representations and warranties. The express representations and warranties of Seller contained in this Agreement, together with the special warranty of title contained in the Assignment, Bill of Sale and Conveyance, are Seller’s exclusive representations and warranties and are in lieu of all other representations and warranties, express, implied, statutory or otherwise. Without limitation of the foregoing, Seller expressly disclaims any and all other representations and warranties, including any warranties or representations, whether express, implied, statutory or otherwise, relating to: (i) title to the Assets; (ii) the condition, quantity, quality, conformity to models or samples, fitness for a particular purpose, merchantability, or non-infringement of any Assets; (iii) the accuracy or completeness of any data, reports, records, projections, information, or materials furnished or made available to Buyer whether before, on, or after the effective time; (iv) pricing assumptions, or quality or quantity of Hydrocarbon reserves (if any), attributable to the Assets or the ability or potential of the Assets to produce Hydrocarbons; (v) the environmental condition of the Assets, both surface and subsurface; or (vi) any other matters contained in any materials furnished or made available to Buyer or any of its Representatives.

(c)    Inspection. Upon Closing, Buyer shall have inspected, or waived (and upon Closing shall be deemed to have waived) its right to inspect, the Assets for all purposes, and satisfied itself as to their physical and environmental condition, both surface and subsurface, including conditions specifically relating to the presence, release, or disposal of any materials. Except as otherwise provided in this Agreement, Buyer is relying solely upon its own inspection of the Assets.

16.19    Waiver of Trade Practices Acts.

(a)    It is the intention of the Parties that Buyer’s rights and remedies with respect to the transactions contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with such transactions shall be governed by legal principles other than the Texas Deceptive Trade Practices–Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer hereby waives the applicability of the DTPA to such transactions and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive § 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the goods and services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b)    Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

SELLER:

CIMAREX ENERGY CO.

By:	/s/ Stephen P. Bell
Stephen P. Bell
Executive Vice President, Business Development

PRIZE ENERGY RESOURCES, INC.

By:	/s/ Stephen P. Bell
Stephen P. Bell
Executive Vice President, Business Development

MAGNUM HUNTER PRODUCTION, INC.

By:	/s/ Stephen P. Bell
Stephen P. Bell
Executive Vice President, Business Development

BUYER:

CALLON PETROLEUM OPERATING COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer

Signature Page – Purchase and Sale Agreement